As filed with the Securities and Exchange Commission on March 25, 2014

Registration No. 333-194633

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sprouts Farmers Market, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5411	32-0331600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11811 N. Tatum Boulevard

Suite 2400

Phoenix, Arizona 85028

(480) 814-8016

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brandon F. Lombardi, Esq.

Chief Legal Officer and Corporate Secretary

Sprouts Farmers Market, Inc.

11811 N. Tatum Boulevard

Suite 2400

Phoenix, Arizona 85028

(480) 814-8016

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard A. Kenny, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 (212) 309-6000	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	17,250,000	$37.56	$647,910,000	$83,450.81

(1)	Includes 2,250,000 additional shares the underwriters have the option to purchase. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the high and low sales prices of the Company’s common stock as reported on the NASDAQ Global Select Market on March 11, 2014.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 25, 2014

PRELIMINARY PROSPECTUS

15,000,000 Shares

Common Stock

The selling stockholders of Sprouts Farmers Market, Inc. identified in this prospectus are offering shares of our common stock. We are not selling any shares in this offering and will not receive any of the proceeds. We will bear all of the offering expenses other than the underwriting discounts and commissions.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SFM.” On March 24, 2014, the last reported sale price of our common stock was $35.94 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 13 for a discussion of factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to the selling stockholders	$	$

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting.”

The underwriters have the option to purchase up to an additional 2,250,000 shares from the selling stockholders at the public offering price less the underwriting discount. They may exercise that option for 30 days.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about                     , 2014.

Goldman, Sachs & Co.	Credit Suisse	BofA Merrill Lynch

Apollo Global Securities	Barclays	Deutsche Bank Securities	UBS Investment Bank
Guggenheim Securities		Wolfe Research Securities

Prospectus dated                     , 2014

SPROUTS
FARMERS MARKET
Healthy Living
for less!
BULK FOODS
SPROUTS
VITAMINS

SPROUTS FARMERS MARKET

BULK FOODS

SPROUTS
FARMERS MARKET

SPROUTS

SPROUTS

SPROUTS
FARMERS MARKET
FARM
FRESH
PRODUCE

FROZEN FOODS

GOURMET COFFEE

SPROUTS
HERBAL CAPSULES
HERBAL TEAS
ALLERGY SUPPORT

DELICATESSEN
MEATS

BULK FOODS
VITAMINS
FROZEN FOODS

Veggie Chips
H2O
Macaroni & Cheese
Popcorn

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

Persons who come into possession of this prospectus and any such free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

BASIS OF PRESENTATION

We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31, with each fiscal quarter generally divided into three periods consisting of two four-week periods and one five-week period. Our last three completed fiscal years ended on January 1, 2012, December 30, 2012 and December 29, 2013. For ease of reference, we identify our fiscal years in this prospectus by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended January 1, 2012, December 30, 2012 and December 29, 2013 as “fiscal 2011,” “fiscal 2012” and “fiscal 2013,” respectively.

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks and service marks, SPROUTS FARMERS MARKET®, SPROUTS® and HEALTHY LIVING FOR LESS!®, which are protected under applicable intellectual property laws and are the property of Sprouts. This prospectus also contains trademarks, service

i

marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, such as Buxton Company, and other third-party sources (including the Nutrition Business Journal, the Progressive Grocer’s 80th Annual Report of the Grocery Industry (referred to as “Progressive Grocer”), and other industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of our industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of our industry and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

RECENT TRANSACTIONS

In 2002, Sprouts Farmers Markets, LLC, an Arizona limited liability company (referred to as “Sprouts Arizona”) opened the first Sprouts Farmers Market store in Chandler, Arizona. In 2011, we were formed when Sprouts Arizona combined with Henry’s Holdings, LLC (referred to as “Henry’s”), which operated 35 Henry’s Farmers Markets stores and eight Sun Harvest Market stores (referred to as the “Henry’s Transaction”). The Henry’s Transaction was led by investment funds affiliated with, and co-investment vehicles managed by, Apollo Management VI, L.P. (referred to as the “Apollo Funds”). The Apollo Funds are affiliates of Apollo Global Management, LLC (together with its subsidiaries, referred to as “Apollo”). In May 2012, we acquired Sunflower Farmers Market, Inc., which operated 37 Sunflower Farmers Market stores (referred to as “Sunflower”). We refer to this as the “Sunflower Transaction.” The Henry’s Transaction and the Sunflower Transaction are collectively referred to as the “Transactions.”

Effective as of April 23, 2013, we entered into a credit agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent, and certain lenders (referred to as the “Credit Facility”), providing for a $700.0 million senior secured term loan (referred to as the “Term Loan”), and a $60.0 million senior secured revolving credit facility (referred to as the “Revolving Credit Facility”). A portion of the proceeds of the Term Loan was used to repay in full the outstanding balance of $403.1 million under our prior credit facility. We used the remaining proceeds of the Term Loan, together with cash on hand, to make a distribution to our equity holders, to make payments to vested option holders and to pay transaction fees and expenses. We refer to the transactions through which we entered into the Credit Facility and applied the proceeds as described above as the “April 2013 Refinancing.” We used a portion of the net proceeds of our IPO (as defined below) to repay $340.0 million of outstanding indebtedness under the Term Loan. In addition, we voluntarily paid down $40.0 million of outstanding indebtedness under the Term Loan during the fourth quarter of 2013.

CORPORATE CONVERSION

On July 29, 2013, Sprouts Farmers Markets, LLC, a Delaware limited liability company, converted into Sprouts Farmers Market, Inc., a Delaware corporation and the issuer of the shares of common stock offered by this prospectus, pursuant to a statutory conversion (referred to as the “corporate conversion”). As used in this prospectus, unless the context otherwise requires, references to the “Company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Markets, LLC and after the corporate conversion to Sprouts Farmers Market, Inc. and, where appropriate, its subsidiaries. In the corporate conversion, each unit of Sprouts Farmers Markets, LLC was converted into 11 shares of common stock of Sprouts Farmers Market, Inc., and each option to purchase units of Sprouts Farmers Markets, LLC was converted into an option to purchase 11 shares of common stock of Sprouts Farmers Market, Inc. For the convenience of the reader, except as the context otherwise requires, all information contained or incorporated by reference in this prospectus is presented giving effect to the corporate conversion.

COMPARABLE STORE SALES

As used in this prospectus, the term “comparable store sales growth” refers to the percentage change in our comparable store sales as compared to the prior comparable period. Our practice is to include sales from a store in comparable store sales beginning on the first day of the 61st week following the store’s opening and to exclude sales from a closed store from comparable store sales beginning on the day of closure. We include sales from an acquired store in comparable store sales on the later of (i) the day of acquisition or (ii) the first day of the 61st week following the store’s opening. This practice may differ from the methods that other retailers use to calculate comparable store sales.

In this prospectus we discuss our “pro forma comparable store sales growth” for fiscal 2009 through fiscal 2013. We compute pro forma comparable store sales growth giving effect to (i) the 2011 combination of Sprouts Arizona with Henry’s in the Henry’s Transaction, and (ii) our 2012 acquisition of Sunflower in the Sunflower Transaction, in each case as if such Transactions occurred on the first day of fiscal 2007. Stores acquired in these transactions have been rebranded as Sprouts Farmers Market stores. See “Prospectus Summary—Summary Consolidated Historical and Pro Forma Financial and Other Data” for reconciliation of historical sales to pro forma net sales and a presentation of pro forma comparable store sales growth for fiscal 2009 through fiscal 2013.

In addition, in this prospectus we refer to pro forma comparable store sales growth on a “two-year stacked basis,” which is computed by adding the pro forma comparable store sales growth of the period referenced and the pro forma comparable store sales growth of the same fiscal period ended twelve months prior.

We believe pro forma comparable store sales growth provides investors with helpful information with respect to our operating performance.

PRO FORMA INFORMATION

This prospectus contains unaudited pro forma financial information prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated statement of operations for fiscal 2013 gives pro forma effect to:

•	the April 2013 Refinancing; and

•	the issuance of 18,888,889 shares of common stock in our IPO (as defined below) (excluding the remaining 1,588,326 shares of common stock issued in that offering, which were deemed to have been used to pay underwriting discounts, offering expenses in such offering and general corporate expenses) and the application of $340.0 million of the proceeds to us from the sale of such shares by us to repay certain indebtedness (referred to collectively as the “Pro Forma Offering”);

in each case as if such transactions had been consummated on December 31, 2012, the first day of fiscal 2013. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with U.S. generally accepted accounting principles (referred to as “GAAP”), we use the following additional measures to clarify and enhance an understanding of past performance:

•

Adjusted EBITDA, which is defined as earnings (net income or loss) before interest, taxes, depreciation, amortization and accretion, further adjusted to eliminate the effects of items management does not consider in assessing our ongoing performance; and

•

Adjusted EBIT, which is defined as earnings (net income or loss) before interest and taxes, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance.

See “Prospectus Summary—Summary Consolidated Historical and Pro Forma Financial and Other Data” for further discussion and a reconciliation of adjusted EBITDA and adjusted EBIT.

Adjusted EBITDA and adjusted EBIT are performance measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other GAAP measures such as net income, net income per share, operating income and gross profit. These non-GAAP measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe adjusted EBITDA and adjusted EBIT provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies. We also use adjusted EBITDA, as further adjusted for additional items defined in our Credit Facility (as defined below), for board of director and bank compliance reporting.

These non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, these non-GAAP measures should not be considered as measures of discretionary cash available to use to reinvest in growth of our business, or as measures of cash that will be available to meet our obligations. These non-GAAP measures have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 29, 2013 (referred to as our “Form 10-K”) and our other filings with the Securities and Exchange Commission (referred to as the “SEC”) listed in the section of this prospectus entitled “Incorporation of Documents by Reference” and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the information incorporated by reference herein in their entirety, including the section entitled “Risk Factors” in this prospectus and in our Form 10-K and our consolidated financial statements and related notes included in our Form 10-K.

As used in this prospectus, unless the context otherwise requires, references to the “Company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Markets, LLC and after the corporate conversion to Sprouts Farmers Market, Inc. and, where appropriate, its subsidiaries.

Who We Are

Sprouts Farmers Market is a high-growth, differentiated, specialty retailer of natural and organic food focusing on health and wellness at great value. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, grocery, meat and seafood, bakery, dairy, frozen foods, body care and natural household items catering to consumers’ growing interest in eating and living healthier. Since our founding in 2002, we have grown rapidly, significantly increasing our sales, store count and profitability. With fiscal 2013 net sales of $2.4 billion and 170 stores in nine states as of February 28, 2014, we are one of the largest specialty retailers of natural and organic food in the United States. According to research conducted for us by Buxton Company, a customer analytics research firm, we have significant growth opportunities in existing and new markets across the United States with the potential for approximately 1,200 locations operating under our current format.

The cornerstones of our business are fresh, natural and organic products at compelling prices, an attractive and differentiated shopping experience, and knowledgeable team members who we believe provide best-in-class customer service and product education. These attributes have positioned us to deliver strong financial results, as evidenced by the following:

•	Stores under our management have achieved positive comparable store sales growth for 27 consecutive quarters, including throughout the recent economic downturn;

•	Pro forma comparable store sales growth of 10.7% in fiscal 2013 and 9.7% in fiscal 2012, or 20.4% on a two-year stacked basis through fiscal 2013;

•	Net sales of $2.4 billion in fiscal 2013, representing an increase of 36% from net sales of $1.8 billion in fiscal 2012, and an increase of 22% from pro forma net sales of $2.0 billion in fiscal 2012;

•	Adjusted EBITDA of $195.2 million in fiscal 2013; and

•	Net income of $51.3 million in fiscal 2013, an increase of $31.8 million from fiscal 2012 net income of $19.5 million.

Healthy Living for Less.    We offer high-quality, natural and organic products at attractive prices in every department. Consistent with our farmers market heritage, our offering begins with fresh produce, which we source, warehouse and distribute in-house and sell at prices we believe to be significantly below those of other food retailers. In addition, our scale, operating structure and deep industry relationships position us to consistently deliver “Healthy Living for Less” throughout the store. Based on our experience, we believe we attract a broad customer base, including conventional supermarket customers, and appeal to a much wider demographic than other specialty retailers of natural and organic food. We believe that over time, our compelling prices and product offering converts many “trial” customers into loyal “lifestyle” customers who shop Sprouts with greater frequency and across an increasing number of departments.

Attractive, Differentiated Shopping Experience.    In a convenient, small-box format (average store size of 27,500 sq. ft.), our stores have a farmers market feel, with a bright, open-air atmosphere to create a comfortable and engaging in-store experience. We strive to be our customers’ everyday market. We feature fresh produce and bulk foods at the center of the store surrounded by a complete grocery offering, including vitamins and supplements, grocery, meat and seafood, bakery, dairy, frozen foods, beer and wine, body care and natural household items. Consistent with our natural and organic offering, we choose not to carry most of the traditional, national branded consumer packaged goods generally found at conventional grocery retailers (e.g., Doritos, Tide and Lucky Charms). Instead, we offer high-quality alternatives that emphasize our focus on fresh, natural and organic products at great values.

Customer Service & Education.    We are dedicated to our mission of “Healthy Living for Less,” and we attract team members who share our passion for educating and serving our customers with the goal of making healthy eating easier and more accessible. We believe our well-trained and engaged team members help our customers increasingly understand that they can purchase a wide selection of high-quality, healthy and great tasting food for themselves and their families at attractive prices by shopping at Sprouts.

Our Industry

We operate in the $600 billion U.S. supermarket industry and, based on our industry experience, we believe we are capturing significant market share from conventional supermarkets and other food retailers. We believe interest in healthy eating, an increasing focus on preventative health measures, and the rising costs of healthcare have driven significant growth in natural and organic food consumption. According to the Nutrition Business Journal, spending on natural and organic food experienced a compound annual growth rate (referred to as “CAGR”) of 12% from 1997 to 2012, reaching $54 billion in the United States, and is expected to continue to grow to $113 billion in 2020, representing a CAGR of 11.3% from 2013 to 2020.

What Makes Us Different

We believe the following competitive strengths position Sprouts to capitalize on two powerful, long-term consumer trends—a growing interest in health and wellness and a focus on value:

Comprehensive natural and organic product offering at great value.    We feature an expansive offering of high-quality, natural and organic products at compelling value. In particular, we position Sprouts to be a value leader in fresh produce in order to drive trial visits to our stores by new customers. We believe that, over time, our differentiated product offering and strong value proposition converts many trial customers into loyal, lifestyle customers.

Resilient business model with strong financial performance.    We achieved positive, pro forma comparable store sales growth of 2.6%, 2.3%, 5.1%, 9.7% and 10.7% in fiscal 2009, 2010, 2011, 2012 and 2013, respectively. We believe the consistency of our performance over time, even through the recent economic downturn from 2008 to 2010, and across geographies and vintages is the result of a number of factors, including our distinctive value positioning and merchandising strategies, product innovation and a well-trained staff focused on customer education and service. In addition, we believe our high volume and low-cost store model enhance our ability to consistently offer competitive prices on a complete assortment of natural and organic products.

Proven and replicable economic store model.    We believe that our store model, combined with our rigorous store selection process and a growing interest in health and wellness, contribute to our attractive new store returns on investment. Our typical store requires an average new store cash investment of approximately $2.8 million, including store buildout (net of contributions from landlords), inventory (net of payables) and cash pre-opening expenses. Based on historical performance, we target pre-tax cash-on-cash returns of 35-40% within three to four years after opening. We believe the consistent performance of our store portfolio across geographies and vintages supports the portability of the Sprouts brand and store model into a wide range of markets.

Significant new store growth opportunity supported by broad demographic appeal.    We believe, based on our experience, that our broad product offering and value proposition appeals to a wider demographic than other leading competitors, including higher-priced health food and gourmet food retailers. Sprouts has been successful across a variety of urban, suburban and rural locations in diverse geographies, from California to Oklahoma, underscoring the heightened interest in eating healthy across markets. Based on research conducted for us, we believe that the U.S. market can support approximately 1,200 Sprouts Farmers Market stores operating under our current format, including 300 in states in which we currently operate. We intend to achieve 12% or more annual new store growth over at least the next five years, balanced among existing, adjacent and new markets.

The below diagram shows our current store footprint, by state, as of February 28, 2014.

Current Store Locations	Store Count

Passionate and experienced management team with proven track record.    Since inception, we have been dedicated to delivering “Healthy Living for Less.” Our passion and commitment is shared by team members throughout the entire organization, from our stores to our corporate office. Our executive management team has extensive grocery and food retail industry experience, and deep roots in organic, natural and specialty food retail. With recent investments in people, systems and other infrastructure, we believe we are well positioned to achieve our future growth plans.

Growing Our Business

We are pursuing a number of strategies to continue our growth and strong financial performance, including:

Expand our store base.    We intend to continue expanding our store base by pursuing new store openings in existing markets, expanding into adjacent markets, and penetrating new markets. From our founding in 2002 through February 28, 2014, we opened 94 new stores while successfully rebranding 43 Henry’s and 39 Sunflower stores to the Sprouts banner. On a combined basis, Sprouts, Henry’s and Sunflower opened an average of 17 stores per year from fiscal 2008 through fiscal 2013. We opened 19 new stores in fiscal 2013. We expect to continue to expand our store base with 22-24 store openings planned in fiscal 2014, of which three have opened as of February 28, 2014, and we intend to achieve 12% or more annual new store growth over at least the next five years.

Increase comparable store sales.    For 27 consecutive quarters, including throughout the recent economic downturn from 2008 to 2010, stores under our management have achieved positive comparable store sales growth. We believe we can continue to grow the number of customer transactions by enhancing our core value proposition and distinctive customer-oriented shopping experience. We aim to grow our average ticket by continuing to expand and refine our fresh, natural and organic product offering, our targeted and personalized marketing efforts and our in-store education. We believe these factors, combined with the continued strong growth in natural and organic food consumption, will allow Sprouts to gain new customers, increase customer loyalty and, over time, convert single-department trial customers into core, lifestyle customers who shop Sprouts with greater frequency and across an increasing number of departments.

Continue to enhance our operating margins.    We believe we can continue to enhance our operating margins though efficiencies of scale, improved systems, continued cost discipline and enhancements to our merchandise offerings. We have made significant investments in management, information technology systems, training, marketing, compliance and other infrastructure to enable us to pursue our growth plans, which we believe will also enhance our margins over time. Furthermore, we expect to achieve economies of scale in sourcing and distribution as we add new stores.

Grow the Sprouts Farmers Market brand.    We are committed to supporting our stores, product offerings and brand through a variety of marketing programs, private label offerings and corporate partnerships. In addition, we will continue our community outreach and charity programs to more broadly connect with our local communities with the aim of promoting our brand and educating consumers on healthy choices. We will also continue to expand our innovative marketing and promotional strategy through print, digital and social media platforms, all of which promote our mission of “Healthy Living for Less.”

Public Offerings of Common Stock

On August 6, 2013, we completed our initial public offering (referred to as our “IPO”) of 21,275,000 shares of common stock, including 2,775,000 shares of common stock issued as a result of the exercise in full of the underwriters’ option to purchase additional shares, at a price of $18.00 per share. We sold 20,477,215 shares of common stock, including the additional shares, and certain stockholders sold the remaining 797,785 shares. We received net proceeds from our IPO of approximately $344.1 million, after deducting underwriting discounts and offering expenses. We used the net proceeds to repay $340.0 million of outstanding indebtedness under the Term Loan and the remainder for general corporate purposes.

On December 2, 2013, certain of our stockholders completed a second public offering of 19,550,000 shares of common stock, including 2,550,000 shares of common stock sold as a result of the exercise in full of the underwriters’ option to purchase additional shares, at a price of $37.00 per share (referred to as the “December Secondary Offering”). We did not sell any shares in the December Secondary Offering.

Recent Developments

Based on results through March 23, 2014, we expect that for the thirteen weeks ending March 30, 2014 net sales will be approximately $720.0 million, compared to $573.7 million for the thirteen weeks ended March 31, 2013, an increase of 26%, driven by comparable store sales growth that we expect will be approximately 12.5% for the thirteen weeks ending March 30, 2014, or 20.5% on a two-year stacked basis, and strong performance in our new stores. We expect gross margin for the thirteen weeks ending March 30, 2014 will be in the range of 30.5% to 31.0%, compared to 30.3% for the same period in fiscal 2013.

This preliminary estimated financial information is unaudited, and does not present all information necessary for an understanding of our financial condition as of March 30, 2014 and our results of operations for the thirteen weeks ending March 30, 2014. This preliminary estimated financial information is subject to the actual results from March 24 through March 30, 2014, and to the completion of our financial closing procedures. Accordingly, our actual results may be different. This preliminary estimated financial information has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary estimated financial information and does not express an opinion or any other form of assurance with respect thereto.

Risks To Consider

Investing in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section entitled “Risk Factors” following this prospectus summary and in our Form 10-K incorporated herein by reference before making an investment decision. These risks include, among others, the following:

•	we face intense competition in our industry, and our failure to compete successfully may have a material adverse effect on our business;

•	we may be unable to successfully open new stores;

•	we may be unable to maintain levels of comparable store sales or generate operating levels in our new stores consistent with our mature stores;

•	we may be unable to maintain or improve our operating margins;

•	product supply disruptions or interruptions in the operations of our distribution centers or supply chain network may have an adverse effect on our profitability and operating results;

•	we may be unable to identify and react to trends and consumer preferences;

•	real or perceived food safety and labeling concerns and related unfavorable publicity may adversely affect us;

•	unfavorable changes in or our failure to comply with governmental regulation could harm our business;

•	disruptions to, or security breaches involving, our information technology systems;

•	general economic conditions that impact consumer spending could adversely affect our business;

•	we may be unable to generate sufficient cash flow to meet our fixed payment obligations, including fixed store leases and debt service obligations; and

•	covenant restrictions contained in our debt agreements that restrict our operational flexibility may adversely affect our business, results of operations and financial condition.

Corporate Information

Our principal executive offices are located at 11811 N. Tatum Boulevard, Suite 2400, Phoenix, Arizona 85028, and our telephone number is (480) 814-8016. Our website address is www.sprouts.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

The Offering

Common stock offered by the selling stockholders	15,000,000 shares

Common stock outstanding before this offering	147,751,776 shares

Common stock to be outstanding after this offering	149,180,814 shares

Option to purchase additional shares	The underwriters have the option to purchase up to 2,250,000 additional shares from certain of the selling stockholders at the public offering price less the underwriting discount. They may exercise that option for 30 days.

Use of proceeds	The selling stockholders, which include certain of our officers, directors and team members, will receive all of the proceeds from this offering. We will not receive any proceeds from the sale of shares in this offering. See “Principal and Selling Stockholders.”

Risk factors	See “Risk Factors” beginning on page 13 and the other information contained or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Dividend Policy	We have not paid any dividends since our IPO. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. Our Credit Facility contains covenants that would restrict our ability to pay cash dividends.

Conflicts of Interest	Apollo Global Securities, LLC, an underwriter of this offering, is an affiliate of Apollo, our controlling stockholder. Since Apollo beneficially owns more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under Financial Industry Regulation Authority (referred to as “FINRA”) Rule 5121(f)(5)(B). In addition, a “conflict of interest” is also deemed to exist under Rule 5121(f)(5)(C) because affiliates of Apollo Global Securities, LLC will receive more than 5% of the net proceeds of this offering. However, an exception from the requirement to use a qualified independent underwriter is available because our common stock has a “bona fide public market”, as defined in Rule 5121(f)(3). In accordance with Rule 5121, Apollo Global Securities, LLC will not sell our common stock to a discretionary account without receiving written approval from the account holder. See “Underwriting—Conflicts of Interest.”

NASDAQ Global Select Market symbol	“SFM”

Unless otherwise indicated, all information in this prospectus reflects and assumes:

•

The issuance of 1,429,038 shares to certain selling stockholders upon exercise of stock options in connection with the consummation of this offering, which shares will be sold by such selling stockholders in this offering; and

•	no exercise of the underwriters’ option to purchase up to an additional 2,250,000 shares of common stock.

The number of shares of common stock to be outstanding before and after this offering is based on 147,751,776 shares of our common stock outstanding as of March 17, 2014, which excludes:

•

10,950,413 shares of common stock issuable upon the exercise of stock options outstanding under our Sprouts Farmers Markets, Inc, Option Plan (referred to as the “2011 Option Plan”) and 2013 Incentive Compensation Plan (referred to as the “2013 Incentive Plan,” and the 2011 Option Plan and 2013 Incentive Plan are collectively referred to as the “Incentive Plans”) at a weighted average exercise price of $4.62 per share and 108,980 shares of common stock issuable upon vesting of restricted stock units outstanding under our 2013 Incentive Plan; and

•	9,252,939 shares of common stock reserved for future awards under the 2013 Incentive Plan.

Summary Consolidated Historical and Pro Forma Financial and Other Data

The following tables summarize our consolidated historical and pro forma financial and other data and should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Information,” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Form 10-K incorporated by reference into this prospectus. We have derived the consolidated statements of operations data for fiscal 2011, fiscal 2012 and fiscal 2013 from our audited consolidated financial statements included in our Form 10-K incorporated by reference into this prospectus. Our historical results set forth below are not necessarily indicative of results to be expected for any future period.

In 2002, Sprouts Arizona opened the first Sprouts Farmers Market store in Chandler, Arizona. In 2011, Sprouts Arizona combined with Henry’s, which operated 35 Henry’s Farmers Market stores and eight Sun Harvest Market stores, as a part of the Henry’s Transaction led by the Apollo Funds. Apollo held a controlling interest in Henry’s former parent prior to the Henry’s Transaction and continued to hold a controlling interest in the Company afterwards. Due to Apollo’s continued controlling interest, the Henry’s Transaction resulted in Henry’s financial statements becoming the financial statements of the Company, followed immediately by the acquisition by the Company of the Sprouts Farmers Market business. As a result, the Company was determined to be the accounting acquirer, effective April 18, 2011. Accordingly, our consolidated financial statements for the period from January 3, 2011 through April 17, 2011 reflect only the historic results of Henry’s prior to the Henry’s Transaction. Commencing on April 18, 2011, our consolidated financial statements also include the financial position, results of operations and cash flows of Sprouts Arizona.

In May 2012, we acquired Sunflower in the Sunflower Transaction. Commencing on May 29, 2012, our consolidated financial statements also include the financial position, results of operations and cash flows of Sunflower.

The April 2013 Refinancing and our IPO had a material impact on our results of operations. Accordingly, we have included pro forma information for fiscal 2013 which gives effect to these transactions, as more fully described in the notes below. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for unaudited pro forma information for fiscal 2013.

			Fiscal 2013
	Fiscal 2011(1)	Fiscal 2012(2)	Actual	Pro Forma Sprouts Farmers Market, Inc.(3)
	(dollars in thousands, except per share data)
Statements of Operations Data:
Net sales	$1,105,879	$1,794,823	$2,437,911	$2,437,911
Cost of sales, buying and occupancy	794,905	1,264,514	1,712,644	1,712,644

Gross profit	310,974	530,309	725,267	725,267
Direct store expenses	238,245	368,323	496,183	496,183
Selling, general and administrative expenses	58,528	86,364	81,795	81,795
Amortization of Henry’s trade names and capitalized software	32,202	—	—	—
Store pre-opening costs	1,338	2,782	5,734	5,734
Store closure and exit costs	6,382	2,155	2,051	2,051

Income (loss) from operations	(25,721)	70,685	139,504	139,504
Interest expense	(19,813)	(35,488)	(37,203)	(28,239)
Other income	358	562	487	487
Loss on extinguishment of debt	—	(992)	(18,721)	(1,513)

Income (loss) before income taxes	(45,176)	34,767	84,067	110,239
Income tax (provision) benefit	17,731	(15,267)	(32,741)	(42,948)

Net income (loss)	$(27,445)	$19,500	$51,326	$67,291

Per Share Data:
Net income (loss) per share—basic(4)	$(0.28)	$0.16	$0.38	$0.46
Net income (loss) per share—diluted(4)	$(0.28)	$0.16	$0.37	$0.44
Weighted average shares outstanding—basic(4)	96,954	119,427	134,622	145,624
Weighted average shares outstanding—diluted(4)	96,954	121,781	139,765	151,436
Supplemental Financial Measures:
Adjusted EBITDA(5)			$195,157
Adjusted EBIT(5)			$147,618

	Fiscal 2011	Fiscal 2012	Fiscal 2013
Pro forma comparable store sales growth(6)	5.1%	9.7%	10.7%
Pro forma stores at end of period	138	148	167

Other Operating Data:
Stores at beginning of period	43	103	148
Opened	7	9	19
Acquired(7)	56	37	—
Closed	(3)	(1)	—
Stores at end of period	103	148	167
Gross square feet at end of period	2,721,430	4,064,888	4,582,743
Average store size at end of period (gross square feet)	26,422	27,465	27,442

Balance Sheet Data:
As of December 29, 2013
(in thousands)
Cash and cash equivalents	$77,652
Total assets	1,172,404
Total capital and finance lease obligations, including current portion	119,572
Total long-term debt, including current portion	311,240
Total stockholders’ equity	513,771

(1)

The results of operations for the period from January 3, 2011 through April 18, 2011 reflect the sales and expenses directly attributable to Henry’s operations and include allocations of expenses from Henry’s previous parent company. These expenses were allocated to Henry’s on the basis that was considered to reflect fairly or reasonably the utilization of the services provided to, or the benefit obtained by, Henry’s. Historical financial statements for Henry’s prior to April 18,

2011 do not reflect the interest expense or debt Henry’s might have incurred if it had been a stand-alone entity. Additionally, we would have expected to incur other expenses not reflected in our historical financial statements prior to April 18, 2011, if Henry’s had operated as a stand-alone entity. Commencing on April 18, 2011, our consolidated financial statements also include the financial position, results of operations and cash flows of Sprouts Arizona.

(2)	For the period from April 18, 2011 to May 28, 2012 our consolidated financial statements include the financial position, results of operations and cash flows of Henry’s and Sprouts Arizona. Commencing on May 29, 2012, our consolidated financial statements also include the financial position, results of operations and cash flows of Sunflower.
(3)	The pro forma information gives effect to pro forma adjustments to reflect the April 2013 Refinancing, the issuance of 18,888,889 shares of common stock in our IPO (excluding the remaining 1,588,326 shares of common stock issued in that offering, which were deemed to have been used to pay underwriting discounts, offering expenses in such offering and general corporate expenses) and the application of $340.0 million of the proceeds to us from the sale of such shares by us to repay certain indebtedness under our Credit Facility as if these events had occurred on the first day of fiscal 2013. This is based on net proceeds of our IPO to us of $344.1 million (including the exercise of the underwriters’ option to purchase additional shares), after deducting $24.5 million of underwriting discounts and commissions and offering expenses. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a presentation of such pro forma financial data for fiscal 2013.
(4)	Pro forma net income per share (basic and diluted) and weighted average shares outstanding (basic and diluted) give effect to the items described in note 3 above as if they had occurred on the first day of fiscal 2013. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a presentation of such pro forma financial data for fiscal 2013.
(5)	Adjusted EBITDA is a non-GAAP measure defined as earnings (net income) before interest, taxes, depreciation, amortization and accretion, further adjusted to eliminate the effects of items management does not consider in assessing our ongoing performance. Adjusted EBIT is a non-GAAP measure defined as earnings (net income) before interest and taxes, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance.

Adjusted EBITDA and adjusted EBIT are performance measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These non-GAAP measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe adjusted EBITDA and adjusted EBIT provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies. We also use adjusted EBITDA, as further adjusted for additional items defined in our Credit Facility, for board of director and bank compliance reporting.

These non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, none of these non-GAAP measures should be considered as a measure of discretionary cash available to use to reinvest in growth of our business, or as a measure of cash that will be available to meet our obligations. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table shows a reconciliation of adjusted EBITDA and adjusted EBIT to net income for fiscal 2013:

Fiscal 2013
Sprouts Farmers Market, Inc.
(in thousands)
Net income	$51,326
Add: Income tax provision	32,741

Net income before income taxes	84,067
Adjustments:
Costs associated with integration(a)	(15)
IPO bonus(b)	3,183
Loss on extinguishment of debt(c)	18,721
Store closure and exit costs(d)	2,051
Loss on disposal of assets(e)	412
Secondary offering expenses including employment taxes on option exercises(f)	2,014

Total adjustments	26,366
Interest expense, net	37,185

Adjusted EBIT	147,618
Depreciation, amortization and accretion	47,539

Adjusted EBITDA	$195,157

(a)	Costs associated with integration represent the costs to integrate the combined businesses resulting from the Transactions. These expenses include professional fees and severance, which we exclude from our adjusted EBITDA and adjusted EBIT to provide period-to-period comparability of our operating results because management believes these costs do not directly reflect the ongoing performance of our store operations.
(b)	IPO bonus represents bonuses related to the IPO paid to our team members, which are included in selling, general and administrative expenses.
(c)	Loss on extinguishment of debt represents the portion of previously recorded deferred financing costs and original issue discounts written off in connection with the refinancing of debt. This amount also includes $0.5 million related to the renegotiation of a store lease that was classified as a financing lease obligation. We exclude losses on extinguishment of debt from our adjusted EBITDA and adjusted EBIT to provide period-to-period comparability of our operating results because management believes these costs do not directly reflect the ongoing performance of our store operations.
(d)	Store closure and exit costs have been excluded from our adjusted EBITDA and adjusted EBIT. Store closure and exit costs in fiscal 2013 include charges related to the closure of a former Sunflower warehouse, and adjustments to sublease estimates for stores and facilities already closed.
(e)	Loss on disposal of assets represents the loss recorded in connection with the disposal of property and equipment. We exclude gains and losses on disposals of assets from our adjusted EBITDA and adjusted EBIT to provide period-to-period comparability of our operating results because management believes these costs do not directly reflect the ongoing performance of our store operations.
(f)	Secondary offering expenses including employment taxes on option exercises represents expenses we incurred in the December Secondary Offering and employment taxes paid by the Company in connection with options exercised in that offering. We have excluded these items from our adjusted EBITDA and adjusted EBIT to provide period-to-period comparability of our operating results because management believes these costs do not directly reflect the performance of our store operations.

(6)	Pro forma comparable store sales growth reflects comparable store sales growth calculated as if the Transactions had been consummated prior to all reported periods. Our practice is to include net sales from a store in comparable store sales beginning on the first day of the 61st week following the store’s opening and to exclude net sales from a closed store from comparable store sales on the day of closure. We include net sales from an acquired store in comparable store sales on the later of (i) the day of acquisition or (ii) the first day of the 61st week following the store’s opening. We use pro forma comparable store sales to calculate pro forma comparable store sales growth. A reconciliation of pro forma net sales to net sales and a presentation of pro forma comparable store sales growth are as follows for the periods indicated:

Supplemental Pro Forma Data—Net Sales

	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013
	(dollars in thousands)
Net sales—actual	$487,693	$516,816	$1,105,879	$1,794,823	$2,437,911
Pro forma adjustments(a)	751,677	973,543	616,776	196,140	—

Pro forma net sales	$1,239,370	$1,490,359	$1,722,655	$1,990,963	$2,437,911

Pro forma comparable store sales growth(b)	2.6%	2.3%	5.1%	9.7%	10.7%

(a)	Pro forma adjustments reflect the net sales of Sprouts Arizona and Sunflower for all periods reported.
(b)	Pro forma comparable store sales growth is calculated including all stores acquired in the Transactions for all periods reported.

(7)	As a result of a change in reporting entity from Henry’s to us in fiscal 2011, we acquired 56 Sprouts Arizona stores in the Henry’s Transaction. We acquired 37 Sunflower stores in the Sunflower Transaction in fiscal 2012.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and under “Risk Factors” in our Form 10-K, together with all of the other information included or incorporated by reference in this prospectus, including our consolidated financial statements and related notes in our Form 10-K and other filings with the SEC, before deciding whether to purchase shares of our common stock. Any of these risks could materially and adversely affect our business, operating results, financial condition, or prospects and cause the value of our common stock to decline, which could cause you to lose all or part of your investment.

Risks Related to this Offering and Ownership of our Common Stock

Our stock price may be volatile, and you may not be able to resell your shares at or above the offering price or at all.

Prior to our IPO in August 2013, there had been no public market for our common stock. An active public market for our common stock may not be sustained. If an active public market is not sustained, it may be difficult for you to sell your shares of our common stock at a price that is attractive to you, or at all. The price of our common stock in any such market may be higher or lower than the price that you pay in this offering. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that the selling stockholders negotiated with the representatives of the underwriters, which may not be indicative of prices that will prevail in the trading market.

There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, many of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our quarterly or annual financial results;

•	the financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;

•

failure of industry or securities analysts to maintain coverage of our company, changes in financial estimates by any industry or securities analysts that follow our company, or our failure to meet such estimates;

•	various market factors or perceived market factors, including rumors, whether or not correct, involving us or our competitors;

•	fluctuations in stock market prices and trading volumes of securities of similar companies;

•	sales, or anticipated sales, of large blocks of our stock;

•	short selling of our common stock by investors;

•	additions or departures of key personnel;

•	new store openings or entry into new markets by us or by our competitors;

•	regulatory or political developments;

•	changes in accounting principles or methodologies;

•	litigation and governmental investigations;

•	acquisitions by us or by our competitors; and

•	general financial market conditions or events.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the price or liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, we could incur substantial costs defending the lawsuit or paying for settlements or damages. Such a lawsuit could also divert the time and attention of our management from our business.

The large number of shares eligible for public sale could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, and the perception that these sales could occur may depress the market price. We had 147,751,776 shares of common stock outstanding as of March 17, 2014. Of these shares, the 21,275,000 shares of common stock sold in our IPO and the 19,550,000 shares of common stock sold in the December Secondary Offering are, and the shares of common stock sold in this offering will be, freely tradable, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act of 1933, as amended (referred to as the “Securities Act”).

The remaining shares of our common stock outstanding after this offering are restricted securities, as such term is defined in Rule 144 under the Securities Act. In addition, the stockholders agreement by and among us and holders of all of the outstanding shares of our common stock prior to our IPO (referred to as the “Stockholders Agreement”) limits the ability of such current equity holders (other than the Apollo Funds) to sell their shares, subject to various exceptions, until October 31, 2014 (subject to a potential extension of up to 90 days). However, the Apollo Funds will have the ability to require us to register shares of our common stock held by them for resale, and our stockholders party to the Stockholders Agreement will also have the ability to participate in such registered offerings or to otherwise sell the same percentage of their shares of our common stock as the percentage of shares sold by the Apollo Funds in any such registered offering. We are registering the shares offered by the selling stockholders hereby pursuant to the exercise by the Apollo Funds of a demand registration right under the Stockholders Agreement. See “Shares Eligible for Future Sale—Registration Rights under the Stockholders Agreement.” Subject to the foregoing, after the expiration of the restricted period, these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with the volume restrictions of Rule 144.

Following a specified period after any registered offering pursuant to the exercise by the Apollo Funds of a demand registration right under the Stockholders Agreement (which could be up to 90 days), stockholders party to the Stockholders Agreement who do not sell the same percentage of their shares of our common stock as the percentage of shares sold by the Apollo Funds in such offering are permitted to sell such number of shares they would have been permitted to sell in such offering if they had so elected. Accordingly, an aggregate of 1,855,716 shares of our common stock (including shares issuable upon exercise of stock options) that were eligible for sale in the December Secondary Offering were released from the transfer restrictions under the Stockholders Agreement. In addition, beginning 60 days after the completion of this offering, an additional 2,392,255 shares of our common stock that were permitted to be sold in this offering but were not so offered will also be released from such transfer restrictions. On June 30, 2014, a number of shares held by each stockholder party to the Stockholders Agreement equal to (x) 33% of the shares held thereby as of the date such stockholder became a party to the Stockholders Agreement minus (y) any shares previously released from the transfer restrictions thereunder, will be released from the transfer restrictions under the Stockholders Agreement.

We, our officers and directors and the selling stockholders will enter into lock-up agreements in connection with this offering that will restrict transfers for a period of 60 days, subject to certain exceptions. This 60-day restricted period may be extended under a limited number of circumstances. See “Underwriting”.

We have registered all shares of common stock that we may issue under our incentive plans. They can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up arrangements described above.

Sales of common stock as restrictions end may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In the future, we may also issue our securities in connection with a capital raise or acquisitions. The amount of shares of our common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of common stock, which would result in dilution.

Our principal stockholders have substantial control over us and are able to influence corporate matters.

As of the date of this prospectus, our directors, executive officers, and holders of more than 5% of our common stock, together with their affiliates, beneficially own, in the aggregate, approximately 49.0% of our outstanding common stock. In particular, as of the date of this prospectus, the Apollo Funds beneficially own, in the aggregate, approximately 37.3% of our outstanding common stock, and will own, in the aggregate, approximately 31.4% of our outstanding common stock upon the completion of this offering. These amounts compare to approximately 27.6% of our outstanding common stock represented by the shares sold in our IPO and in the December Secondary Offering, and 10.1% of our outstanding common stock sold in this offering. As a result, these stockholders, acting together, or the Apollo Funds acting alone, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Certain underwriters are affiliates of our controlling stockholder and have interests in this offering beyond customary underwriting discounts and commissions.

Apollo Global Securities, LLC, an underwriter of this offering, is an affiliate of Apollo, our controlling stockholder. Since Apollo beneficially owns more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under FINRA Rule 5121(f)(5)(B). In addition, a “conflict of interest” is also deemed to exist under Rule 5121(f)(5)(C) because affiliates of Apollo Global Securities, LLC will receive more than 5% of the net proceeds of this offering. Accordingly, we intend that this offering will be made in compliance with the applicable provisions of Rule 5121. In particular, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary because our common stock has a “bona fide public market” as defined in Rule 5121(f)(3). However, in accordance with Rule 5121, Apollo Global Securities, LLC will not sell our common stock to a discretionary account without receiving written approval from the account holder. See “Underwriting—Conflicts of Interest.”

Anti-takeover provisions could impair a takeover attempt and adversely affect existing stockholders.

Certain provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may have the effect of rendering more difficult, delaying, or preventing an acquisition of our company, even when this would be in the best interest of our stockholders. Our corporate governance documents include the following provisions:

•	creating a classified board of directors whose members serve staggered three-year terms;

•

authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	prohibiting our stockholders from acting by written consent, thereby requiring stockholder action to be taken at an annual or special meeting of stockholders;

•

prohibiting our stockholders from calling special meetings of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or the ability of holders controlling a majority of our capital stock to take any action, including the removal of directors;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	controlling the procedures for the conduct and scheduling of board and stockholder meetings;

•	providing the board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

•

permitting newly created directorships resulting from an increase in the authorized number of directors or vacancies on our board of directors to be filled only by a majority of our remaining directors, even if less than a quorum is then in office, or by a sole remaining director; and

•	providing that our board of directors is expressly authorized to make, repeal, alter, or amend our bylaws.

In addition, Delaware law imposes conditions on the voting of “control shares” and on certain business combination transactions with “interested stockholders.”

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts cease publishing research or reports about us, our business, or our market, or if they adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If we do not maintain adequate research coverage, or if any of the analysts who may cover us downgrade our stock or publish inaccurate or unfavorable research about our business or provide relatively more favorable recommendations about our competitors, our stock price could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Since we do not expect to pay any cash dividends for the foreseeable future, investors in this offering may be forced to sell their stock in order to obtain a return on their investment.

We do not anticipate declaring or paying in the foreseeable future any cash dividends on our capital stock. Instead, we plan to retain any earnings to finance our operations and growth plans discussed elsewhere or incorporated by reference in this prospectus. In addition, our Credit Facility contains covenants that would restrict our ability to pay cash dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it, including the sections entitled “Prospectus Summary” and “Risk Factors,” contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference into it, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar expressions.

The forward-looking statements contained or incorporated by reference in this prospectus reflect our views as of the dates of such statements about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, without limitation, those factors described in “Risk Factors” in this prospectus and our Form 10-K incorporated by reference herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K incorporated by reference herein. Some of the key factors that could cause actual results to differ from our expectations include the following:

•	the competitive nature of the industry in which we conduct our business;

•	our ability to open new stores;

•	our ability to maintain or increase comparable store sales;

•	the potential for our newly opened stores to negatively impact our financial results in the short or long term;

•	our ability to maintain or improve operating margins;

•	produce or natural and organic product supply disruptions;

•	our ability to identify market trends and react to changing consumer preferences;

•	the impact of quality or food safety concerns;

•	our exposure to lawsuits relating to the products we sell;

•	our ability to maintain our brand value and reputation;

•	the geographic concentration of our stores;

•	disruption of significant supplier relationships;

•	significant interruptions in the operations of our distribution centers or supply chain network;

•	the effects of government regulation;

•	liabilities arising out of our nutrition-oriented educational activities;

•	the failure of our information technology systems;

•	general economic conditions affecting consumer spending;

•	the occurrence of a widespread health epidemic;

•	increased commodity prices and lack of availability;

•	increased energy costs;

•	increases in the cost of our marketing, advertising, and promotional activities;

•	our inability to protect our intellectual property;

•	changes in accounting standards;

•	the outcome of litigation against us;

•	our ability to accurately estimate claims under our insurance plans;

•	our high level of fixed lease obligations;

•	our ability to satisfy our lease obligations;

•	the retention of key management;

•	our ability to attract, train and retain store team members;

•	the effect of increased labor costs;

•	union organization activities;

•	our ability to raise additional capital to finance the growth of our business;

•	our ability to service our debt obligations;

•	restrictions in our debt agreements;

•	increased costs as the result of being a public company;

•	the limited experience of our management in managing a public company;

•	our ability to maintain effective internal control over financial reporting; and

•	the potential for our goodwill to become impaired.

Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. All of the forward-looking statements we have included or incorporated by reference in this prospectus are based on information available to us on the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares offered hereby. We will not receive any proceeds from this offering. Certain of the selling stockholders will exercise options to purchase all or a portion of the shares they are offering hereby. Any proceeds we receive from the exercise of such options will be used by us for general corporate purposes.

In connection with this offering, we will incur certain issuance costs, consisting of various registration, printing and professional services fees. We will expense these costs as incurred.

MARKET PRICE RANGE OF COMMON STOCK

Our common stock began trading on the NASDAQ Global Select Market under the symbol “SFM” on August 1, 2013. Prior to that date, there was no public market for our common stock. The price range per share of common stock presented below represents the highest and lowest sales prices for our common stock on the NASDAQ Global Select Market for each quarterly period since our IPO.

	High	Low
2013
Third quarter	$46.31	$33.00
Fourth quarter	$49.45	$35.58

2014
First quarter (through March 24, 2014)	$40.09	$34.04

The closing price of our common stock as of March 24, 2014 was $35.94 per share, and the number of stockholders of record of our common stock as of March 24, 2014 was 528. This number excludes stockholders whose stock is held in nominee or street name by brokers.

DIVIDEND POLICY

We do not anticipate declaring or paying in the foreseeable future, any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. Our Credit Facility contains covenants that would restrict our ability to pay cash dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 29, 2013.

In connection with this offering we will incur certain issuance costs, consisting of various registration, printing and professional services fees. We will expense these costs as incurred.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Form 10-K incorporated by reference into this prospectus.

As of December 29, 2013
(in thousands, except share data)
Cash and cash equivalents	$77,652

Capital and finance lease obligations, including current portion	$119,572
Long-term debt, including current portion	311,240
Stockholders’ equity:
Undesignated preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 147,616,560 shares issued and outstanding	147
Additional paid-in capital	479,127
Retained earnings	34,497

Total stockholders’ equity	513,771

Total capitalization	$944,583

In connection with the closing of this offering, selling stockholders will exercise 1,429,038 stock options to acquire newly-issued shares of common stock to be sold in this offering. If the underwriters’ option to acquire up to 2,250,000 additional shares is exercised in full, an additional 207,313 shares of common stock will be issued upon the exercise of stock options and sold in the offering.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information presents the unaudited pro forma condensed consolidated statement of operations for fiscal 2013 after giving effect to the transactions and adjustments as described in the accompanying notes.

The unaudited pro forma condensed consolidated financial information includes our historical results of operations after giving pro forma effect to our April 2013 Refinancing and the issuance of 18,888,889 shares of common stock in our IPO (excluding the remaining 1,588,326 shares of common stock issued in that offering, which were deemed to have been used to pay underwriting discounts, offering expenses in such offering and general corporate expenses) and the application of $340.0 million of the proceeds to us from the sale of such shares by us to repay certain indebtedness as described herein (referred to collectively as the “Pro Forma Offering” and presented as “Pro Forma Sprouts Farmers Market, Inc.” in the unaudited pro forma condensed consolidated financial information). The unaudited pro forma condensed consolidated statement of operations for fiscal 2013 reflects the Pro Forma Offering as if it occurred on December 31, 2012, the first day of fiscal 2013.

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Pro Forma Offering, have an ongoing effect on our statement of operations and are factually supportable. Our unaudited pro forma condensed consolidated financial information and explanatory notes present how our financial statements may have appeared had our capital structure reflected the above transactions as of the dates noted above.

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The following unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to reflect the results the consolidated company may achieve in future periods or the historical results that would have been obtained had the above transactions been completed as of December 31, 2012. The unaudited pro forma condensed consolidated statement of operations does not include certain nonrecurring charges and the related tax effects which result directly from the Pro Forma Offering as described in the notes to the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with our historical financial statements and related notes incorporated by reference from our Form 10-K into this prospectus.

SPROUTS FARMERS MARKET, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Fiscal Year Ended December 29, 2013

(in thousands, except per share amounts)

	Historical Sprouts Farmers Market, Inc.(1)	Pro Forma Adjustment for Pro Forma Offering(2)	Notes	Pro Forma Sprouts Farmers Market, Inc.(2)
Net sales	$2,437,911	$—		$2,437,911
Cost of sales, buying and occupancy	1,712,644	—		1,712,644

Gross profit	725,267	—		725,267
Direct store expenses	496,183	—		496,183
Selling, general and administrative expenses	81,795	—		81,795
Store pre-opening costs	5,734	—		5,734
Store closure and exit costs	2,051	—		2,051

Income from operations	139,504	—		139,504
Interest expense	(37,203)	8,964	(2)(a)	(28,239)
Other income	487	—		487
Loss on extinguishment of debt	(18,721)	17,208	(2)(b)	(1,513)

Income before income taxes	84,067	26,172		110,239
Income tax (provision) benefit	(32,741)	(10,207)	(2)(c)	(42,948)

Net income	$51,326	$15,965		$67,291

Per Share Information:
Net income—basic	$0.38		(2)(d)	$0.46
Net income—diluted	$0.37		(2)(d)	$0.44
Weighted Average Shares:
Basic	134,622		(2)(d)	145,624
Diluted	139,765		(2)(d)	151,436

The accompanying notes are an integral part of, and should be read in conjunction with, this unaudited pro forma condensed consolidated financial information.

SPROUTS FARMERS MARKET, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation and Description of Transactions

In April 2013, we completed the April 2013 Refinancing, which consisted of a refinancing of our debt, a distribution to our equity holders of $282 million and payments to vested option holders of $13.9 million. In conjunction with our IPO, we used proceeds received in the offering to repay $340.0 million of our existing indebtedness, which is further reflected in these unaudited pro forma condensed consolidated financial statements. For further information about the April 2013 Refinancing and the $340.0 million repayment, see Note 13 to our audited consolidated financial statements included in our Form 10-K incorporated by reference into this prospectus.

The historical Sprouts Farmers Market, Inc. results of operations for fiscal 2013 are derived from our audited consolidated financial statements included in our Form 10-K incorporated by reference into this prospectus.

2. Pro Forma Sprouts Farmers Market, Inc.

The Pro Forma Sprouts Farmers Market, Inc. condensed consolidated statement of operations data for fiscal 2013 reflects the pro forma effect of the April 2013 Refinancing and the issuance of 18,888,889 shares of common stock in our IPO (excluding the remaining 1,588,326 shares of common stock issued in that offering, which were deemed to have been used to pay underwriting discounts, offering expenses in such offering and general corporate expenses) and the application of $340.0 million of the proceeds to us from the sale of such shares by us to repay certain indebtedness as described herein as if these events had occurred on the first day of fiscal 2013, as follows:

(a)  The pro forma adjustment to interest expense represents the decrease in pro forma interest expense on the Credit Facility related to the repayment on our Credit Facility. The pro forma adjustment of $9.0 million is based on an effective interest rate of 4.0%, which reflects the 0.5% reduction in the applicable interest rate upon completion of our IPO.

(b) The pro forma adjustment to loss on extinguishment of debt includes $8.2 million related to our April 2013 Refinancing and $9.0 million related to the $340.0 million repayment discussed above.

( c) The pro forma adjustment to income tax (provision) benefit is derived by applying a blended federal and state statutory tax rate of 39.0% to the pro forma adjustment to interest expense and loss on extinguishment of debt described above.

( d) Pro forma net income per weighted average basic and diluted shares outstanding gives effect to the issuance of 18,888,889 shares of common stock in our IPO (excluding the remaining 1,588,326 shares of common stock issued in that offering, which were deemed to have been used to pay underwriting discounts, offering expenses in such offering and general corporate expenses).

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2014 by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	each selling stockholder.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 17, 2014. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

The information contained in the table below assumes no exercise by the underwriters of their option to purchase an additional 2,250,000 shares of common stock from the selling stockholders.

Our calculation of the percentage of beneficial ownership is based on 147,751,776 shares of common stock outstanding as of March 17, 2014. The percentage beneficially owned after the offering gives effect to the issuance of 1,429,038 shares to certain selling stockholders upon exercise of stock options in connection with the consummation of this offering, which shares are being sold by such selling stockholders in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 11811 N. Tatum Boulevard, Suite 2400, Phoenix, Arizona 85028 and the address of each selling stockholder and each person who may be deemed a beneficial owner of the shares held thereby is c/o Weiss Brown PLLC, 6263 N. Scottsdale Road, Suite 340, Scottsdale, Arizona 85250, Attn: Scott K. Weiss.

Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering(1)	Percentage Beneficially Owned Before the Offering	Number of Shares to be Sold in the Offering(1)	Percentage Beneficially Owned to be Sold in the Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
Named Executive Officers and Directors:
J. Douglas Sanders(2)**	2,131,684	1.4%	333,127	*	1,798,557	1.2%
Amin N. Maredia(3)**	515,461	*	52,800	*	462,661	*
James L. Nielsen(4)**	460,003	*	82,594	*	377,409	*
Brandon F. Lombardi(5)**	196,886	*	39,822	*	157,064	*
Stephen D. Black(6)**	69,991	*	21,337	*	48,654	*
Andrew S. Jhawar	—	*	—	*	—	*
Shon A. Boney(7)**	1,765,078	*	275,315	*	1,489,763	*
Joseph Fortunato(8)	42,500	*	—	*	42,500	*
Terri Funk Graham(9)	3,000	*	—	*	3,000	*
George G. Golleher(10)**	499,893	*	40,761	*	459,132	*
Lawrence P. Molloy(11)	25,000	*	—	*	25,000	*
Steven H. Townsend(12)	40,000	*	—	*	40,000	*
All directors and executive officers as a group (13 persons)	5,806,026	3.8%	845,756	*	4,960,270	3.2%

5% Stockholders:
Apollo Funds(13)**	55,042,157	37.3%	8,161,560	5.5%	46,880,597	31.4%
Premier Grocery, Inc.(14)**	11,740,303	7.9%	1,740,833	1.2%	9,999,470	6.7%

Other Selling Stockholders:
Michael Brian Abell Living Trust 9/4/2010(15)	88,262	*	13,087	*	75,175	*
Sadiq Ali(16)(17)	113,101	*	2,500	*	110,601	*
James B. Allen III(17)(18)	48,611	*	7,208	*	41,403	*
Donald R. Arnold(19)	9,139	*	1,192	*	7,947	*
B&G Laing Family Trust(20)	103,614	*	15,000	*	88,614	*
Ball Revocable Family Trust UTD 3/8/96(21)	20,902	*	3,099	*	17,803	*
Everett Barker(17)(22)	25,795	*	3,956	*	21,839	*
Margaret A. Barnes(23)	8,100	*	1,201	*	6,899	*
Scott Bender(17)(24)	15,336	*	2,375	*	12,961	*
Donna Berlinski(17)(25)	98,530	*	16,311	*	82,219	*
Earl Berro Family Trust DTD 5/1/06(26)	21,766	*	2,000	*	19,766	*
Stacy I. Berro(27)	44,532	*	5,000	*	39,532	*
Clark F. Bixby	9,414	*	1,396	*	8,018	*
James F. and Dorinda E. Bogart Family Trust DTD 8/5/95(28)	7,781	*	1,154	*	6,627	*

Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering(1)	Percentage Beneficially Owned Before the Offering	Number of Shares to be Sold in the Offering(1)	Percentage Beneficially Owned to be Sold in the Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
Rodney A. Bonds(17)(29)	64,848	*	17,207	*	47,641	*
Stanley A. Boney(30)	622,749	*	95,738	*	527,011	*
Boyle Family Revocable Trust DTD 9/7/07(31)	17,913	*	2,100	*	15,813	*
Bricker Revocable Trust(32)	52,777	*	7,826	*	44,951	*
Jack and Diane Bright	4,151	*	616	*	3,535	*
Elizabeth A. Brinton(17)(33)	4,237	*	2,141	*	2,096	*
David E. Brockett(23)	41,804	*	6,199	*	35,605	*
Seth Brown(17)(34)	715,464	*	62,055	*	653,409	*
Sherryl Brown Irrevocable Trust DTD 12/18/12(35)	305,386	*	45,282	*	260,104	*
Lacey Camp(23)	36,578	*	5,424	*	31,154	*
Glade Campbell(17)(36)	112,534	*	19,360	*	93,174	*
Richard G. Cantrell, Inc. Profit Sharing Plan(37)	8,835	*	1,310	*	7,525	*
Cynthia Chikahisa(17)(38)	28,428	*	4,391	*	24,037	*
Darrell Christensen	83,608	*	12,397	*	71,211	*
Garald B. Clark	21,766	*	1,766	*	20,000	*
Mary B. Clark	31,111	*	3,111	*	28,000	*
Archie and Marilyn P. Clemins	18,329	*	2,718	*	15,611	*
Dennis P. Clyde(17)(39)	56,831	*	8,605	*	48,226	*
Elizabeth A. Coffeen	105,000	*	10,000	*	95,000	*
Kimberly A. Coffin(17)(40)	29,055	*	9,636	*	19,419	*
Joseph Conn(17)(41)	25,955	*	6,883	*	19,072	*
Shawn W. Couch	20,902	*	3,099	*	17,803	*
Carol Coughlin(42)	4,020	*	596	*	3,424	*
Frank and Carol Coughlin(43)	4,020	*	596	*	3,424	*
Travis Craighead(17)(44)	43,443	*	6,973	*	36,470	*
Thomas Critz(17)(45)	50,861	*	7,913	*	42,948	*
Gail Marie Crowell	1,312	*	195	*	1,117	*
Neil Cullen & Jeanne Cullen(17)	15,676	*	2,324	*	13,352	*
Gary Dahl(17)(46)	27,529	*	4,198	*	23,331	*
The Daluiso Family Trust DTD 2/9/99(47)	6,271	*	930	*	5,341	*
Eric Davidson(17)(48)	67,167	*	10,155	*	57,012	*
Timothy F. Debevec(17)(49)	68,001	*	10,875	*	57,126	*
Michelle R. Demetrius(17)(50)	14,026	*	7,476	*	6,550	*
Joseph Dobrow(17)	24,766	*	1,238	*	23,528	*
Helen Kay Dreshner	209,018	*	30,993	*	178,025	*
Vincent L. Dreshner	209,018	*	30,993	*	178,025	*
Kevin R. Easler(17)(51)	882,538	*	137,657	*	744,881	*
Sean W. Egan(17)(52)	5,620	*	2,854	*	2,766	*
John M. and Stephanie A. Eggen	6,271	*	930	*	5,341	*
Martin Ehrlich(53)	41,340	*	6,130	*	35,210	*

Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering(1)	Percentage Beneficially Owned Before the Offering	Number of Shares to be Sold in the Offering(1)	Percentage Beneficially Owned to be Sold in the Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
The Eisman Family Trust, DTD 8/27/75(54)	40,577	*	4,577	*	36,000	*
Tom and Mary Sandra Elder Revocable Trust DTD 6/23/03(55)	38,427	*	5,698	*	32,729	*
David J. Ellner	12,788	*	1,500	*	11,288	*
Mitchell P. Ellner(56)	28,137	*	4,172	*	23,965	*
Paul G. Ferre(23)	4,063	*	602	*	3,461	*
The Ferrin Family Trust(57)	8,100	*	1,201	*	6,899	*
David Finver(17)(58)	18,371	*	4,130	*	14,241	*
Flanigan Trust DTD 5/17/00(59)	20,902	*	3,099	*	17,803	*
Jayme Lynn Foulds	41,804	*	6,199	*	35,605	*
Stephen C. and Susan L. Foulds(60)	26,127	*	3,874	*	22,253	*
Thomas R. Foulds(17)(61)	301,917	*	46,127	*	255,790	*
Corey S. Fowler	22,500	*	3,000	*	19,500	*
The Fuller Family 1998 Trust DTD 11/20/98(62)	18,329	*	1,329	*	17,000	*
Stephanie Fulton(23)	13,759	*	2,040	*	11,719	*
2005 Gauthier Family Trust(63)	156,763	*	23,245	*	133,518	*
Daniel J. and Pamela A. Gardiner	90,064	*	13,355	*	76,709	*
GBB Ltd.(64)	63,200	*	9,200	*	54,000	*
Terrence Gibbons(17)(65)	5,641	*	2,854	*	2,787	*
Bryan D. Gillespie(17)(66)	4,237	*	2,141	*	2,096	*
David B. and Sherry R. Gillespie	64,715	*	9,596	*	55,119	*
Robert D. Gillespie	20,902	*	3,099	*	17,803	*
Stephen R. Gillespie	20,902	*	3,099	*	17,803	*
Michael Gilliland(67)	5,179,443	3.5%	767,999	*	4,411,444	3.0%
The Ian Patrick Gilliland Trust under the Cook 1996 Annuity Trust(68)	50,598	*	7,503	*	43,095	*
The Stella Elizabeth Gilliland Trust under the Cook 1996 Annuity Trust(69)	50,598	*	7,503	*	43,095	*
Iris Gittelman	4,362	*	647	*	3,715	*
Gregory A. Glasser and Lissette P. Glasser Trust(70)	258,824	*	25,000	*	233,824	*
Randall Gorman(23)	4,644	*	689	*	3,955	*
Mark P. Goss(23)	20,902	*	3,099	*	17,803	*
David Graves(23)	8,039	*	1,192	*	6,847	*
Sarah M. Greytak	1,312	*	195	*	1,117	*
Robert M. Grum, Jr.(71)	4,285	*	596	*	3,689	*
David A. Guido	27,293	*	4,000	*	23,293	*

Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering(1)	Percentage Beneficially Owned Before the Offering	Number of Shares to be Sold in the Offering(1)	Percentage Beneficially Owned to be Sold in the Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
Gene B. and Judy J. Hancock	6,882	*	1,000	*	5,882	*
John S. Hansen(17)(72)	64,779	*	17,207	*	47,572	*
Donald J. and Anne Marie Harrington	10,049	*	1,490	*	8,559	*
Kelly L. Hartford	10,451	*	1,550	*	8,901	*
Harvey Equity Partners LLC(73)	216,774	*	34,220	*	182,554	*
The Hauri Family Trust(74)	34,572	*	5,126	*	29,446	*
Head Management Investments L.L.C.(75)	161,071	*	23,883	*	137,188	*
Lisa L. Heinz	36,659	*	5,436	*	31,223	*
Paul W. and Darcy S. Hicks Revocable Trust(76)	8,231	*	1,220	*	7,011	*
Cathleen Hilton(23)	4,763	*	706	*	4,057	*
HomesRW, Inc. Profit Sharing Plan FBO Renee Wilson(77)	4,020	*	596	*	3,424	*
Andrew R. Horowitz(78)	56,833	*	8,427	*	48,406	*
David L. Horowitz(79)	4,605,889	3.1%	682,953	*	3,922,936	2.6%
Steven and Diane Howe(80)	19,937	*	2,956	*	16,981	*
Elizabeth Hoxworth(17)(81)	5,773	*	2,000	*	3,773	*
Huber Decedent’s Trust(82)	13,646	*	2,023	*	11,623	*
Charles T. Hurst(17)	22,702	*	1,900	*	20,802	*
Richard Innes(17)(83)	14,228	*	4,130	*	10,098	*
Brandon J. Jackson	65,412	*	6,541	*	58,871	*
James Michael Jacobs	116,794	*	14,129	*	102,665	*
Martin L. Jacobvitz(23)	11,612	*	1,722	*	9,890	*
Jeffries-Fleeman 2011 Trust(84)	19,863	*	2,945	*	16,918	*
Kimberlee Johnson	32,156	*	1,500	*	30,656	*
Kenneth Jones(23)	2,832	*	420	*	2,412	*
Andrew Marc Kaplan Trust(85)	27,293	*	4,047	*	23,246	*
Eric D. Kee(17)(86)	26,463	*	3,956	*	22,507	*
Kent Family Trust(87)	24,353	*	3,611	*	20,742	*
Preston D. Kessler(88)	134,269	*	6,199	*	128,070	*
Barbara N. Kieser	18,329	*	2,718	*	15,611	*
Michael D. Klingseis(17)(89)	15,323	*	2,375	*	12,948	*
KMCP Grocery Investors, LLC and affiliates(90)	6,847,652	4.6%	994,658	*	5,852,994	3.9%
Konecki Family Trust DTD 2/23/99(91)	6,431	*	954	*	5,477	*
Jan A. Kusy	31,256	*	3,000	*	28,256	*
Mary F. Kusy Trust(92)	47,753	*	7,081	*	40,672	*
Linda Lambson(17)(93)	22,062	*	5,782	*	16,280	*
David B. Lasco Revocable Trust of 2006(94)	23,409	*	3,471	*	19,938	*
Quyen Leba	688	*	102	*	586	*
Lichtsinn Living Trust DTD 5/20/92(95)	4,316	*	640	*	3,676	*

Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering(1)	Percentage Beneficially Owned Before the Offering	Number of Shares to be Sold in the Offering(1)	Percentage Beneficially Owned to be Sold in the Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
Kenneth F. Lieberman(96)	165,107	*	23,872	*	141,235	*
Mary Margaret Loehr, MC, Inc. 401K Pension Plan(97)	4,763	*	706	*	4,057	*
Donald and Myra Loonin	16,079	*	2,384	*	13,695	*
Todd Malkus	83,608	*	12,397	*	71,211	*
Joseph Manoogian Family Trust DTD 4/23/12(98)	8,039	*	1,192	*	6,847	*
Scott C. Mara(17)(99)	15,344	*	2,375	*	12,969	*
Sylvia and Richard Marquez(17)(23)(100)	92,630	*	14,111	*	78,519	*
Robert V. Matteson(17)(23)	126,572	*	18,768	*	107,804	*
William A. McGregor(17)(101)	43,461	*	10,666	*	32,795	*
Orlando Mendez(17)(102)	25,363	*	3,956	*	21,407	*
Mark Miale(17)(103)	34,743	*	17,840	*	16,903	*
Chad C. Miller(17)(104)	192,099	*	31,241	*	160,858	*
Patti T. Milligan(23)(105)	61,605	*	9,134	*	52,471	*
Alex J. and Joan J. Mincks(23)(106)	303,688	*	42,827	*	260,861	*
Derek Mirza(17)(107)	4,950	*	1,500	*	3,450	*
Debra R. Moncrieff	82,000	*	12,159	*	69,841	*
Scott Moncrieff(108)	130,234	*	19,311	*	110,923	*
Daniel Murphy	20,902	*	3,099	*	17,803	*
William A. Newman(23)	8,039	*	1,192	*	6,847	*
Jared Nichelson(109)	8,281	*	1,228	*	7,053	*
Scott North(17)(110)	12,775	*	6,252	*	6,523	*
Nova Revocable Trust DTD 11/15/06(111)	10,491	*	1,340	*	9,151	*
Nubian Sage(112)	2,229	*	331	*	1,898	*
James D. Ogsbury	6,271	*	930	*	5,341	*
Trevor Olson	8,039	*	1,192	*	6,847	*
Bryan & Renee Parcell(17)(113)	56,787	*	7,913	*	48,874	*
Dennis E. and Lori J. Pettey(114)	43,668	*	5,099	*	38,569	*
Darren A. Pfefferman	6,271	*	930	*	5,341	*
PhilanthroPiece Foundation, Inc.(115)	354,158	*	52,513	*	301,645	*
Kelly Marie Philbin	1,312	*	195	*	1,117	*
Michael John Philbin	1,312	*	195	*	1,117	*
Brian Roberts(17)(116)	116,321	*	17,207	*	99,114	*
Dennis W. Rodriguez(17)(117)	99,780	*	14,973	*	84,807	*
Carlos Rojas(17)(118)	7,028	*	3,568	*	3,460	*
Paul Roman	8,039	*	1,192	*	6,847	*
Mark I. Rubin	18,329	*	2,718	*	15,611	*
Stuart and Joan Rubin Trust(119)	316,743	*	46,966	*	269,777	*
Jason and Michelle Ryan	14,631	*	2,169	*	12,462	*

Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering(1)	Percentage Beneficially Owned Before the Offering	Number of Shares to be Sold in the Offering(1)	Percentage Beneficially Owned to be Sold in the Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
Ryan Family Trust Agreement DTD 10/14/87(120)	163,192	*	24,272	*	138,920	*
Ryan Family Trust DTD 10/12/98(121)	62,705	*	9,298	*	53,407	*
Ruth J. Saari	27,293	*	4,047	*	23,246	*
Paul A. Sager & Natalie C. Venezia Family Trust(122)	14,859	*	2,203	*	12,656	*
Julie and Rudy Y. Salmon Jr.	41,804	*	6,199	*	35,605	*
Marilyn Schoenike(23)	4,287	*	636	*	3,651	*
Kevin Seei(17)(123)	67,167	*	10,155	*	57,012	*
Douglas M. and Susan H. Selwyn	10,049	*	1,490	*	8,559	*
David Short(23)(124)	41,804	*	6,199	*	35,605	*
Ashley R. Sinclair	1,322	*	196	*	1,126	*
Maureen R. Sinclair	1,312	*	195	*	1,117	*
Jennifer A. Siwek(17)(23)	2,381	*	353	*	2,028	*
Chad M. Smith(17)(125)	55,424	*	8,041	*	47,383	*
Lauren and Michael Sommer	99,570	*	14,764	*	84,806	*
Andrew and Linda Spingler(126)	27,293	*	4,047	*	23,246	*
Todd Spitzer(17)(127)	50,827	*	7,913	*	42,914	*
Stender Family Limited Partnership(128)	229,920	*	34,092	*	195,828	*
Bill and Linda Stewart	2,337	*	237	*	2,100	*
Eric Stover(17)(129)	121,828	*	27,531	*	94,297	*
Jeffrey D. and Monica L. Strong(130)	12,858	*	1,608	*	11,250	*
Andrew Sun	41,804	*	6,199	*	35,605	*
Kenneth A. and Kim Swanson(17)(131)	75,606	*	7,913	*	67,693	*
Three Pac Holdings LLLP(132)	195,432	*	20,000	*	175,432	*
Peggy Tobias(23)	4,763	*	706	*	4,057	*
Leslie L. Tonkyro	20,902	*	3,099	*	17,803	*
Nancy R. Tveit(133)	96,292	*	14,278	*	82,014	*
Urgitus Family Limited Partnership(134)	259,456	*	12,456	*	247,000	*
Gary Vaccaro	8,757	*	1,298	*	7,459	*
Edwina Villegas	12,192	*	1,808	*	10,384	*
Martin Waldbaum	28,137	*	4,172	*	23,965	*
Robert J. Wein(23)	10,451	*	1,550	*	8,901	*
Susan Welsh(17)(135)	60,593	*	9,375	*	51,218	*
Russell O. Westphal GST Trust(136)	470,291	*	47,029	*	423,262	*
John A. White(23)	4,100	*	500	*	3,600	*
Robert P. Whitley(17)(137)	8,475	*	4,485	*	3,990	*
David Wilcox(138)	26,184	*	3,956	*	22,228	*
Quinn P. Williams	16,722	*	2,480	*	14,242	*

Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering(1)	Percentage Beneficially Owned Before the Offering	Number of Shares to be Sold in the Offering(1)	Percentage Beneficially Owned to be Sold in the Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
William Wilson(23)	6,029	*	894	*	5,135	*
Dana and Karen Wilson Trust(139)	209,018	*	30,993	*	178,025	*
Wing Family Trust(140)	20,368	*	3,020	*	17,348	*
Mary D. Wintermantel(23)	8,100	*	1,201	*	6,899	*
Richard S. & Angela K. Yale	16,079	*	2,384	*	13,695	*
Carolyn Young	28,389	*	4,209	*	24,180	*
John E. Young	42,032	*	6,232	*	35,800	*
Ziment Family Trust DTD 12/17/09(141)	6,029	*	894	*	5,135	*

*	Less than 1% of the outstanding shares of common stock
**	Also a Selling Stockholder
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 17, 2014 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.
(2)	The amount listed includes (a) 119,911 shares of common stock and (b) 2,011,773 shares issuable upon exercise of stock options. Mr. Sanders is exercising options to purchase 333,127 shares and is selling such shares in this offering.
(3)	The amount listed includes (a) 210,000 shares of common stock held by Amin Maredia Family Growth Fund L.P., and (b) 305,461 shares issuable upon exercise of stock options. Mr. Maredia is exercising options to purchase 52,800 shares and is selling such shares in this offering. Mr. Maredia serves as the President of Maredia Management, Inc., which is the general partner of the Amin Maredia Family Growth Fund L.P.
(4)	The amount listed includes (a) 1,000 shares of common stock, and (b) 459,003 shares issuable upon exercise of stock options. Mr. Nielsen is exercising options to purchase 82,594 shares and is selling such shares in this offering.
(5)	The amount listed includes (a) 7,500 shares of common stock, and (b) 189,386 shares issuable upon exercise of stock options. Mr. Lombardi is exercising options to purchase 39,822 shares and is selling such shares in this offering.
(6)	The amount listed includes 69,991 shares issuable upon exercise of stock options. Mr. Black is exercising options to purchase 21,337 shares and is selling such shares in this offering.
(7)	The amount listed includes 1,765,078 shares issuable upon exercise of stock options. Mr. Boney is exercising options to purchase 275,315 shares and is selling such shares in this offering. Excludes 11,740,303 shares owned of record by Premier Grocery, Inc. Mr. Boney currently has no power to individually direct the voting or disposition of such shares, and accordingly, no beneficial ownership of such shares. See Note (14) below.
(8)	The amount listed includes 42,500 shares of common stock.
(9)	The amount listed includes 3,000 shares of common stock.
(10)	The amount listed includes (a) 225,000 shares of common stock, and (b) 274,893 shares issuable upon exercise of stock options. Mr. Golleher is exercising options to purchase 40,761 shares and is selling such shares in this offering.
(11)	The amount listed includes 25,000 shares of common stock.
(12)	The amount listed includes 40,000 shares of common stock.

(13)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 13, 2014. The amount reported includes shares held of record by AP Sprouts Holdings, LLC (“Holdings LLC”), AP Sprouts Holdings (Overseas), L.P. (“Holdings Overseas”), AP Sprouts Incentive, LLC (“Sprouts Incentive”), AP Sprouts Coinvest, LLC (“Sprouts Coinvest”) and AP Sprouts Management, LLC (“Sprouts Management” and, together with Holdings, LLC, Holdings Overseas, Sprouts Incentive and Sprouts Coinvest, the “Apollo Funds”). AP Sprouts Holdings (Overseas) GP, LLC (“Holdings Overseas GP”) is the general partner of Holdings Overseas. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Holdings LLC. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI. Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI, and Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I.

Apollo Management VI, L.P. (“Management VI”) is the manager of Holdings LLC, Holdings Overseas GP, Sprouts Incentive, Sprouts Coinvest, Sprouts Management and AIF VI. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of each of International GP and Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Funds.

Each of the Apollo Funds disclaims beneficial ownership of all shares of our common stock and any other equity interests of ours that are held of record or beneficially owned by the other Apollo Funds, and Holdings Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I, Principal I GP, Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP (collectively, the “Apollo Entities”) each disclaims beneficial ownership of all shares of our common stock and any other equity interests of ours that are held of record by the Apollo Funds or beneficially owned by any of the Apollo Funds or the Apollo Entities.

The address of each of Holdings LLC, Holdings Overseas, Sprouts Incentive, Sprouts Coinvest, Sprouts Management, Holdings Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(14)	Based upon information contained in Amendment No. 1 to Schedule 13D filed by the beneficial owner with the SEC on December 11, 2013. The Board of Directors of Premier Grocery, Inc., a Nevada corporation, (“PGI”) is comprised of the following four members: Stanley A. Boney, Shon A. Boney, Kevin R. Easler, and Scott T. Wing. The Board of Directors of PGI makes the voting and investment decisions regarding the shares owned by PGI, and a voting or investment decision requires the approval of a majority of the Board. Accordingly, none of the foregoing individuals is deemed a beneficial owner of the shares owned by PGI. PGI was the managing member of Sprouts Arizona from 2001 until 2011. Shon A. Boney served as a member of the Sprouts Arizona Board of Directors from 2002 to 2011 and has served as a member of the Sprouts Board of Directors since 2011. Each of the other members of the Board of PGI previously served in executive management positions with Sprouts Arizona. Amounts listed for PGI exclude (a) 1,765,078 shares beneficially owned by Shon A. Boney (see Note (7) above), and (b) 20,368 shares held by the Wing Family Trust dated October 7, 1996, of which Scott T. Wing serves as a co-trustee.
(15)	The sole trustee of the Michael Brian Abell Living Trust, dated 9/4/2010, Michael B. Abell, has beneficial ownership of the shares owned of record by the selling stockholder.

(16)	Represents (a) 5,000 shares of common stock, and (b) 108,101 shares issuable upon exercise of stock options. Mr. Ali is exercising options to purchase 2,500 shares and is selling such shares in this offering.
(17)	The selling stockholder is a current or former team member of the Company.
(18)	The amount listed includes (a) 15,676 shares beneficially owned by the selling stockholder and held through an individual retirement account, of which 2,324 are being sold hereunder, and (b) 32,935 shares beneficially owned by the selling stockholder and his spouse, Annette Frei, of which 4,884 are being sold hereunder.
(19)	The amount listed includes (a) 7,129 shares beneficially owned by the selling stockholder and held through an individual retirement account, of which 894 are being sold hereunder, and (b) 2,010 shares by the The Donald R. Arnold Trust UTD 12/18/06, of which 298 are being sold hereunder.
(20)	Each of the trustees of the B&G Laing Family Trust, S. Greg Laing and Barbara A. Laing, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(21)	Each of the trustees of the Ball Revocable Family Trust, Richard K. Ball and Polly L. Ball, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(22)	Represents (a) 300 shares of common stock, and (b) 25,495 shares issuable upon exercise of stock options. Mr. Barker is exercising options to purchase 3,956 shares and is selling such shares in this offering.
(23)	The shares beneficially owned by the selling stockholder are held through an individual retirement account.
(24)	Represents shares issuable upon exercise of stock options. Mr. Bender is exercising options to purchase 2,375 shares and is selling such shares in this offering.
(25)	Represents (a) 7,000 shares of common stock, and (b) 91,530 shares issuable upon exercise of stock options. Ms. Berlinski is exercising options to purchase 16,311 shares and is selling such shares in this offering.
(26)	The trustee of the Earl Berro Family Trust, dated 5/1/06, Earl Berro, has sole voting and investment power with respect to such shares.
(27)	The amount listed includes only shares held by Mr. Berro as sole and separate property, and excludes 12,383 shares held jointly with his spouse.
(28)	Each of the trustees of the James F. and Dorinda E. Bogart Family Trust, dated 8/5/95, James F. Bogart and Dorinda E. Bogart, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(29)	Represents shares issuable upon exercise of stock options. Mr. Bonds is exercising options to purchase 17,207 shares and is selling such shares in this offering.
(30)	The amount listed includes (a) 95,666 shares held by the Boney Family Trust FBO Melissa Boney, dated 11/16/93, of which 14,185 shares are being sold hereunder, and (b) 527,083 shares of common stock issuable upon exercise of stock options held by Mr. Boney, of which 81,553 shares are being sold hereunder. Each of the trustees of the Boney Family Trust FBO Melissa Boney, Stanley A. Boney and Harold G. Ayer, may be deemed to have beneficial ownership of the shares owned of record by the Boney Family Trust FBO Melissa Boney, and has shared voting and investment power with respect to such shares. Stanley A. Boney previously served as a director of Sprouts Arizona, and is a current member of the Board of Directors of PGI. Excludes shares held by PGI. See Note (14) above.
(31)	Each of the trustees of the Boyle Family Revocable Trust, dated 9/7/07, Thomas Boyle and Michele Boyle, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.

(32)	Each of the trustees of the Bricker Revocable Trust, dated 6/9/93, Robert S. Bricker and Mary M. Poncel Bricker, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(33)	Represents shares issuable upon exercise of stock options. Ms. Brinton is exercising options to purchase 2,141 shares and is selling such shares in this offering.
(34)	The amount listed includes (a) 344,273 shares beneficially owned by Brown & Brown Partnership, of which 51,048 are being sold hereunder, (b) 305,386 shares by The Seth Brown Family Gift Trust dated 11/29/12 (“Brown Gift Trust”), of which 11,007 are being sold hereunder, and (c) 65,805 shares held by Seth Brown individually, of which no shares are being sold hereunder. Brown & Brown Partnership is a New Jersey general partnership. Each of the partners of Brown & Brown Partnership, the Brown Gift Trust and Rhonda Brown, (a) may be deemed to have beneficial ownership of the shares owned of record by Brown & Brown Partnership, and (b) has shared voting and investment power with respect to the shares held by the partnership. Seth R. Brown is the sole trustee of The Seth Brown Family Gift Trust, and has beneficial ownership of the shares owned of record by the trust.
(35)	The sole trustee of the Sherryl Brown 2012 Irrevocable Trust, dated 12/18/12, Sherryl Brown, has sole voting and investment power with respect to such shares.
(36)	Represents (a) 550 shares of common stock, (b) 45,287 shares owned by the selling stockholder through an individual retirement account, of which 6,715 shares are being sold hereunder, and (c) 66,697 shares issuable upon exercise of stock options. Mr. Campbell is exercising options to purchase 12,645 shares and is selling such shares in this offering.
(37)	Richard Cantrell serves as the sole trustee of the Richard G. Cantrell, Inc. Profit Sharing Plan. In his capacity, Mr. Cantrell has beneficial ownership of the shares owned of record by such plan, and has sole voting and investment power with respect to such shares.
(38)	Represents shares issuable upon exercise of stock options. Ms. Chikahisa is exercising options to purchase 4,391 shares and is selling such shares in this offering.
(39)	The amount listed includes (a) 20,902 shares beneficially owned by the selling stockholder and held through an individual retirement account, of which 3,099 shares are being sold hereunder, (b) 10,451 shares beneficially owned by the selling stockholder, of which 1,550 shares are being sold hereunder, and (c) 25,478 shares issuable upon exercise of stock options. Mr. Clyde is exercising options to purchase 3,956 shares and is selling such shares in this offering.
(40)	Represents shares issuable upon exercise of stock options. Ms. Coffin is exercising options to purchase 9,636 shares and is selling such shares in this offering.
(41)	Represents shares issuable upon exercise of stock options. Mr. Conn is exercising options to purchase 6,883 shares and is selling such shares in this offering.
(42)	Excludes 4,020 shares held by Ms. Coughlin jointly with Frank Coughlin.
(43)	Excludes 4,020 shares held solely in the name of Carol Coughlin.
(44)	Includes (a) 35,091 shares of common stock, of which 3,973 shares are being sold hereunder, and (b) 8,352 shares of common stock issuable upon exercise of stock options. Mr. Craighead is exercising options to purchase 3,000 shares and is selling such shares in this offering.
(45)	Represents shares issuable upon exercise of stock options. Mr. Critz is exercising options to purchase 7,913 shares and is selling such shares in this offering.
(46)	Includes (a) 415 shares of common stock, and (b) 27,114 shares of common stock issuable upon exercise of stock options. Mr. Dahl is exercising options to purchase 4,198 shares and is selling such shares in this offering.
(47)	Each of the trustees of the Daluiso Family Trust, dated 2/9/99, Victor E. Daluiso and Ann M. Daluiso, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(48)	Includes (a) 36,871 shares of common stock, of which 5,467 shares are being sold hereunder, and (b) 30,296 shares of common stock issuable upon exercise of stock options. Mr. Davidson is exercising options to purchase 4,688 shares and is selling such shares in this offering.

(49)	Represents shares issuable upon exercise of stock options. Mr. Debevec is exercising options to purchase 10,875 shares and is selling such shares in this offering.
(50)	Represents shares issuable upon exercise of stock options. Ms. Demetrius is exercising options to purchase 7,476 shares and is selling such shares in this offering.
(51)	Represents shares issuable upon exercise of stock options. Mr. Easler is exercising options to purchase 137,657 shares and is selling such shares in this offering. Mr. Easler is a former director of the Company and a current member of the Board of Directors of PGI. Excludes shares held by PGI. See Note (14) above.
(52)	Represents shares issuable upon exercise of stock options. Mr. Egan is exercising options to purchase 2,854 shares and is selling such shares in this offering.
(53)	The amount listed includes (a) 7,430 shares held by E3 Partnership, a California general partnership, of which 1,102 shares are being sold hereunder, (b) 7,430 shares held by the Ehrlich Family Trust DTD 1/24/94, of which 1,102 shares are being sold hereunder, and (c) 26,480 shares held by Martin M. Ehrlich in an individual retirement account, of which 3,926 shares are being sold hereunder. Each of the trustees of the Ehrlich Family Trust, Martin M. and Lois H. Ehrlich, may be deemed to have beneficial ownership of the shares owned of record by the Ehrlich Family Trust, and has shared voting and investment power with respect to such shares. Each of the Ehrlich Family Trust, the Jeffrey D. and Britney L. Ewing Family Trust, dated May 31, 2006, Todd Ehrlich, and Kristin Ehrlich are partners of E3 Partnership, and in such capacities (a) may be deemed to have beneficial ownership of the shares owned of record by E3 Partnership, and (b) has shared voting and investment power with respect to the shares held by E3 Partnership.
(54)	Each of the trustees of the Eisman Family Trust, dated 8/27/75, Jerome N. Eisman and Karen E. Eisman, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(55)	Each of the trustees of the Tom and Mary Sandra Elder Revocable Trust, dated 6/23/03, Frederick Thomas Elder, Jr. and Mary Sandra Elder, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(56)	The amount listed includes (a) 12,059 shares beneficially owned by the selling stockholder separately, of which 1,788 shares are being sold hereunder, (b) 8,039 shares beneficially owned by Mitchell P. Ellner and Susan L. Ellner, as community property, of which 1,192 shares are being sold hereunder and (c) 8,039 shares beneficially owned by the Esther Ellner Trust, of which Mitchell P. Ellner serves as trustee, of which 1,192 shares are being sold hereunder.
(57)	Each of the co-trustees of the Ferrin Family Trust, Ross R. Ferrin and Helen H. Ferrin, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(58)	Represents shares issuable upon exercise of stock options. Mr. Finver is exercising options to purchase 4,130 shares and is selling such shares in this offering.
(59)	The sole trustee of The Flanigan Trust, Mary Johnson Flanigan, has beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(60)	Amount listed excludes shares held of record by Tom R. Foulds LLP, a general partnership operating in Arizona, of which Steven C. and Susan L. Foulds are general partners. See Note (61) below.
(61)

The amount listed includes (a) 125,410 shares held by Tom R Foulds LLP, a general partnership operating in Arizona, of which 18,596 shares are being sold hereunder, and (b) 176,507 shares issuable upon exercise of stock options held by Thomas R. Foulds individually. Mr. Foulds is exercising options to purchase 27,531 shares and is selling such shares in this offering. Each of Thomas R. Foulds, Steven C. and Susan Foulds, Steven and Diane Howe, and David Short are partners of Tom R Foulds LLP, and in such capacities (a) may be deemed to have beneficial ownership of the shares owned of record by Tom R. Foulds LLP, and (b) has shared voting and investment power with respect to the shares held by Tom R. Foulds LLP.
(62)	Each of the co-trustees of The Fuller Family 1998 Trust, dated 11/20/98, Richard L. Fuller and Ann Marie Fuller, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(63)	Each of the co-trustees of the 2005 Gauthier Family Trust, Steven M. Gauthier and Joeann M. Gauthier, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(64)	Lee Asset Management, LLC, a Texas limited liability company, is the general partner of GBB Ltd., a Texas limited partnership. Gary Elmore serves as the sole manager of Lee Asset Management, LLC, and in such capacity, has sole voting and investment power over the shares held by GBB Ltd.
(65)	Represents shares issuable upon exercise of stock options. Mr. Gibbons is exercising options to purchase 2,854 shares and is selling such shares in this offering.
(66)	Represents shares issuable upon exercise of stock options. Mr. Gillespie is exercising options to purchase 2,141 shares and is selling such shares in this offering.
(67)	The amount listed includes (a) 777,654 shares held by Michael Gilliland, of which 115,309 shares are being sold hereunder, and (b) 4,401,789 shares held by Newflower Holdings, LLC, a Delaware limited liability company, of which 652,690 shares are being sold hereunder. Mr. Gilliland is the manager of Newflower Holdings, and in such capacity has sole voting and investment power over shares held by Newflower Holdings.
(68)	The sole trustee of the Ian Patrick Gilliland Trust under the Cook 1996 Annuity Trust, Stella Elizabeth Gilliland, has beneficial ownership of the shares owned of record by the selling stockholder.
(69)	The sole trustee of the Stella Elizabeth Gilliland Trust under the Cook 1996 Annuity Trust, Ian Patrick Gilliland, has beneficial ownership of the shares owned of record by the selling stockholder.
(70)	Each of the co-trustees of the Gregory A. Glasser and Lissette P. Glasser Trust, Gregory A. Glasser and Lissette P. Glasser, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(71)	The amount listed includes (a) 4,020 shares beneficially owned by the R.M. & S.B. Grum Family Trust, of which 596 shares are being sold hereunder, and (b) 265 shares beneficially owned by the Robert M. Grum, Jr. CPA Profit Sharing Plan, no shares of which are being sold hereunder. Each of the co-trustees of the R.M. & S.B. Grum Family Trust, Robert M. Grum Jr. and Stephanie B. Grum, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares. Robert M. Grum Jr. serves as the trustee of the Robert M. Grum, Jr. CPA Profit Sharing Plan, and in such capacity, has sole voting and investment power with respect to the shares held by the plan.
(72)	Represents shares issuable upon exercise of stock options. Mr. Hansen is exercising options to purchase 17,207 shares and is selling such shares in this offering.
(73)	Harvey Equity Partners, LLC, a California limited liability company, is managed by David W. M. Harvey and Timothy P. Block. Each of the managers of Harvey Equity Partners (a) may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and (b) has shared voting and investment power with respect to such shares.
(74)	Each of the trustees of the The Hauri Family Trust, dated 7/27/04, David A. Hauri and Mary Beth Hauri, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(75)	Donald R. Head is the sole director and officer of Head Ventures, Inc., an Arizona corporation, which serves as the sole manager of Head Management Investments, LLC, an Arizona limited liability company. In such capacity, Donald R. Head may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.

(76)	Each of the co-trustees of the Paul W. and Darcy S. Hicks Revocable Trust, Paul W. Hicks and Darcy S. Hicks, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(77)	The sole trustee of the HomesRW, Inc. Profit Sharing Plan, Renee Wilson, has beneficial ownership of the shares owned of record by the selling stockholder.
(78)	The amount listed includes (a) 21,906 shares beneficially owned by the selling stockholder and held through an individual retirement account, of which 3,248 shares are being sold hereunder, and (b) 34,927 shares beneficially owned by the Horowitz Family Trust, dated October 4, 1999, of which Mr. Horowitz serves as a co-trustee, of which 5,179 shares are being sold hereunder. Each of the trustees of the Horowitz Family Trust, Andrew R. Horowitz and Pamela Horowitz, may be deemed to have beneficial ownership of the shares owned of record by the Horowitz Family Trust, and has shared voting and investment power with respect to such shares.
(79)	The amount listed includes (a) 134,434 shares beneficially owned by Horowitz Limited Partnership I, of which 19,934 shares are being sold hereunder, (b) 1,037,955 shares beneficially owned by Horowitz Limited Partnership V, of which 153,906 shares are being sold hereunder, (c) 3,299,500 shares beneficially owned by Horowitz Limited Partnership VI, of which 489,244 shares are being sold hereunder, (d) 117,118 shares beneficially owned by the selling stockholder and held through an individual retirement account, of which 17,366 shares are being sold hereunder, and (e) 16,882 shares beneficially owned by The 1984 Horowitz Cousins Trust FBO Lauren M. Horowitz, dated June 1, 1984, of which David L. Horowitz serves as trustee, of which 2,503 shares are being sold hereunder. Horowitz Management, Inc., a California corporation, is the managing general partner of Horowitz Limited Partnership I, Horowitz Limited Partnership V, and Horowitz Limited Partnership VI. David Horowitz serves as the Chief Executive Officer and President of Horowitz Management, Inc. Christopher L. Jacobson serves as the Chief Financial Officer of Horowitz Management, Inc. In their capacities as officers of Horowitz Management, Inc., Messrs. Horowitz and Jacobson may be deemed to have beneficial ownership of the shares held by Horowitz Limited Partnership I, Horowitz Limited Partnership V, and Horowitz Limited Partnership VI. The sole trustee of the Horowitz Cousins Trust, David L. Horowitz, has beneficial ownership of the shares owned of record by the Horowitz Cousins Trust.
(80)	The amount listed excludes shares held of record by Tom R. Foulds LLP, a general partnership operating in Arizona, of which Steven and Diane Howe are general partners. See Note (61) above.
(81)	The amount listed includes (a) 1,500 shares of common stock, and (b) 4,273 shares of common stock issuable upon exercise of stock options. Ms. Hoxworth is exercising options to purchase 2,000 shares and is selling such shares in this offering.
(82)	The trustee of the Huber Decedent’s Trust, Gregory W. Huber, has sole voting and investment power with respect to such shares.
(83)	Represents shares issuable upon exercise of stock options. Mr. Innes is exercising options to purchase 4,130 shares and is selling such shares in this offering.
(84)	Each of the trustees of the Jeffries-Fleeman 2011 Trust, Davis S. Jeffries and Leslie V. Fleeman, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(85)	The trustee of the Andrew Marc Kaplan Trust, Andrew M. Kaplan, has sole voting and investment power with respect to such shares.
(86)	The amount listed includes (a) 1,100 shares of common stock, and (b) 25,363 shares issuable upon exercise of stock options. Mr. Kee is exercising options to purchase 3,956 shares and is selling such shares in this offering.

(87)	Each of the trustees of the Kent Family Trust, Gerald I. Kent and Barbara A. Kent, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(88)	The amount listed includes (a) 41,804 shares beneficially owned by the selling stockholder and held through an individual retirement account, of which 6,199 shares are being sold hereunder, and (b) 92,465 shares beneficially owned by the selling stockholder, of which no shares are being sold hereunder.
(89)	Represents shares issuable upon exercise of stock options. Mr. Klingseis is exercising options to purchase 2,375 shares and is selling such shares in this offering.
(90)	Includes 5,750,621 shares held by CalPERS Corporate Partners, LLC (“CalPERS Corporate Partners”), of which 850,616 shares are being sold hereunder, 971,433 shares held by KM Corporate Partners Fund II, L.P. (“KM Corporate Partners”), of which 144,042 shares are being sold hereunder, and 125,598 shares held in escrow by JPMorgan Chase Bank, National Association, as escrow agent (referred to as the “Escrow Agent”), pursuant to the Escrow Agreement dated as of May 29, 2012 (referred to as the “Escrow Agreement”), by and among Sprouts, KMCP Grocery Investors, LLC (referred to as “KMCP”), the Escrow Agent and the other parties named therein. The Escrow Agreement provides that such shares shall be held in escrow, subject to certain exceptions, until May 29, 2015 to provide indemnity with respect to potential claims against Sprouts relating to the business of Sunflower prior to the Sunflower Transaction. KMCP, as representative of the former owners of Sunflower whose shares are held in escrow, has the right to direct the voting of all escrow shares, including 22,484 and 3,872 shares, respectively, in which CalPERS Corporate Partners and KM Corporate Partners own a pecuniary interest. The managing member of KMCP is CalPERS Corporate Partners, whose manager is KMCP Advisors II, LLC (referred to as “KMCP Advisors”). KMCP Advisors is the investment manager of KM Corporate Partners, a member of KMCP. Timothy Kelleher and Douglas Meltzer are managing members of KMCP Advisors. Timothy Kelleher was a director of Sunflower until the Sunflower Transaction and a member of the Board of Managers of Sprouts Farmers Markets Holdings, LLC, our wholly-owned subsidiary from May 2012 until May 2013. Each of CalPERS Corporate Partners, KM Corporate Partners, KMCP Advisors, Timothy Kelleher and Douglas Meltzer disclaims beneficial ownership of any securities, except to the extent of their individual pecuniary interest therein. The address of each of KMCP, KM Corporate Partners, CalPERS Corporate Partners, KMCP Advisors and Messrs. Kelleher and Meltzer is 12526 High Bluff Drive, Suite 260, San Diego, CA 92130.
(91)	Each of the trustees of the Konecki Family Trust, dated 2/23/99, John W. Konecki and Carolyn L. Konecki, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares
(92)	The sole trustee of The Mary F. Kusy Trust, dated 7/27/13, Mary F. Kusy, has beneficial ownership of the shares owned of record by the selling stockholder.
(93)	Represents (a) 250 shares of common stock, and (b) 21,812 shares issuable upon exercise of stock options. Ms. Lambson is exercising options to purchase 5,782 shares and is selling such shares in this offering.
(94)	The trustee of the David B. Lasco Trust of 2006, David B. Lasco, has sole voting and investment power with respect to such shares.
(95)	The sole trustee of the Lichtsinn Living Trust, dated 5/20/92, William A. Lichtsinn, has beneficial ownership of the shares owned of record by the selling stockholder.
(96)

The amount listed includes (a) 6,316 shares beneficially owned by the Addison Price Gift Trust, of which 631 shares are being sold hereunder, (b) 6,316 shares beneficially owned by the Brody Ethan Price Gift Trust, of which 631 shares are being sold hereunder, (c) 24,290 shares beneficially owned by the Dawn Lieberman Family Trust, of which 3,602 shares are being sold hereunder, (d) 26,557 shares beneficially owned by the Seth Dixon Family Trust, of which 3,938 shares are being sold hereunder, (e) 45,260 shares beneficially owned by Marny Dixon Trust, of which 6,711 shares are being sold hereunder, (f) 12,388 shares beneficially owned by the Kenneth and Barbara Lieberman 1995 Trust, of which 1,837 shares are being sold hereunder,

(g) 24,290 shares beneficially owned by Dana and Scott Price, of which 3,602 shares are being sold hereunder, (h) 13,374 shares beneficially owned by the Phyllis S. Lieberman Revocable Trust, of which 1,983 shares are being sold hereunder, and (i) 6,316 shares beneficially owned by the MPKM Private Equity Fund II, LP, a Delaware limited partnership, of which 937 shares are being sold hereunder. Kenneth Lieberman (i) serves as agent appointed by the trustee to the Addison Price Gift Trust and the Brody Ethan Price Gift Trust, and together with Louis S. Harrison, who serves as trustee, has shared voting and investment power over all shares held by such trusts, (ii) serves as agent appointed by the trustee to the Dawn Lieberman Family Trust, and together with Barbara Lieberman, who serves as trustee, has shared voting and investment power over all shares held by such trust, (iii) serves as agent appointed by the trustee to the Seth Dixon Family Trust, and together with Marny Dixon, who serves as trustee, has shared voting and investment power over all shares held by such trust, (iv) serves as agent appointed by the trustee to the Marny Dixon Trust, and together with Marny Dixon, who serves as trustee, has shared voting and investment power over all shares held by such trust, (v) serves as co-trustee of the Kenneth and Barbara Lieberman 1995 Trust together with Barbara Lieberman, and they have shared voting and investment power over all shares held by such trust, (vi) serves as agent appointed by Dana and Scott Price, and together with Dana and Scott Price, has shared voting and investment power over all shares held by Dana and Scott Price, (vii) serves as trustee of the Phyllis S. Lieberman Revocable Trust, and has sole voting and investment power over all shares held by such trust, and (viii) serves as the general partner of MPKM Growth Fund, LP, a Delaware limited partnership, which is the general partner of MPKM Private Equity Fund II LP, and in such capacity has sole voting and investment power over all shares held by MPKM Private Equity Fund II LP.

(97)	Mary Margaret Loehr serves as the sole trustee of the Mary Margaret Loehr MD Inc. 401K Pension Plan. In her capacity, Ms. Loehr has beneficial ownership of the shares owned of record by such plan, and has sole voting and investment power with respect to such shares.
(98)	The sole trustee of the Joseph Manoogian Family Trust, dated 4/23/12, Joseph Jay Manoogian, has beneficial ownership of the shares owned of record by the selling stockholder.
(99)	Represents shares issuable upon exercise of stock options. Mr. Mara is exercising options to purchase 2,375 shares and is selling such shares in this offering.
(100)	Represents (a) 20,902 shares beneficially owned by Sylvia Marquez and held through an individual retirement account, of which 3,099 shares are being sold hereunder, (b) 20,902 shares beneficially owned by Richard Marquez and held through an individual retirement account, of which 3,099 shares are being sold hereunder, and (c) 50,826 shares issuable upon exercise of stock options held by Richard Marquez. Mr. Marquez is exercising options to purchase 7,913 shares and is selling such shares in this offering.
(101)	Represents shares issuable upon exercise of stock options. Mr. McGregor is exercising options to purchase 10,666 shares and is selling such shares in this offering.
(102)	Represents shares issuable upon exercise of stock options. Mr. Mendez is exercising options to purchase 3,956 shares and is selling such shares in this offering.
(103)	Represents shares issuable upon exercise of stock options. Mr. Miale is exercising options to purchase 17,840 shares and is selling such shares in this offering.
(104)	The amount listed includes (a) 125,410 shares held by the Miller Family Trust, dated 2/28/08, of which 18,596 shares are being sold hereunder, and (b) 66,689 shares issuable upon exercise of stock options held by Chad C. Miller. Mr. Miller is exercising options to purchase 12,645 shares and is selling such shares in this offering. Each of the trustees of the Miller Family Trust, Chad C. Miller and Jenifer Y. Miller, may be deemed to have beneficial ownership of the shares owned of record by the Miller Family Trust, and has shared voting and investment power with respect to such shares.
(105)	The amount listed includes (a) 52,255 shares held by the selling stockholder, of which 7,748 shares are being sold hereunder, and (b) 9,350 shares held by the selling stockholder through an individual retirement account, of which 1,386 shares are being sold hereunder.

(106)	The amount listed includes (a) 288,828 shares held by the Mincks Family Trust, of which 42,827 shares are being sold hereunder, (b) 7,430 shares held by Alex C. Mincks through an individual retirement account, of which no shares are being sold hereunder, and (c) 7,430 shares held by Joan J. Mincks through an individual retirement account, of which no shares are being sold hereunder. Each of the trustees of the Mincks Family Trust, Alex C. Mincks and Joan J. Mincks, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(107)	Represents shares issuable upon exercise of stock options. Mr. Mirza is exercising options to purchase 1,500 shares and is selling such shares in this offering.
(108)	The amount listed includes (a) 81,999 shares beneficially owned by the selling stockholder, of which 12,159 shares are being sold hereunder, and (b) 48,235 shares beneficially owned by Canyon Graphics, Inc. Defined Benefit Pension Plan (“Canyon Plan”), of which Mr. Moncrieff serves as the sole trustee, of which 7,152 shares are being sold hereunder. Mr. Moncrieff, in his capacity as trustee of the Canyon Plan, may be deemed to have beneficial ownership of the shares owned of record by such plan, and has sole voting and investment power with respect to such shares.
(109)	The amount listed includes (a) 2,010 shares owned of record by The Nichelson Intervivos Trust, dated 8/6/03, of which 298 shares are being sold hereunder, and (b) 6,271 shares held by Jared Nichelson through an individual retirement account, of which 930 shares are being sold hereunder. Each of the trustees of The Nichelson Intervivos Trust, dated 8/6/03, Jared M. Nichelson and Gretchen K. Nichelson, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(110)	The amount listed includes (a) 1,400 shares of common stock, and (b) 11,375 shares issuable upon exercise of stock options. Mr. North is exercising options to purchase 6,252 shares and is selling such shares in this offering.
(111)	Each of the trustees of the Nova Revocable Trust, dated 11/15/06, James L. Nova and Gail R. Nova, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(112)	Nubian Sage Partnership is an Arizona general partnership. Each of the partners of Nubian Sage, Mark West and Kevin Johnson, (a) may be deemed to have beneficial ownership of the shares owned of record by Nubian Sage, and (b) has shared voting and investment power with respect to such shares.
(113)	Represents (a) 1,500 shares held directly by Brian Parcell, (b) 4,433 shares held jointly by Bryan and Renee Parcell, of which no shares are being sold hereunder, and (c) 50,854 shares issuable upon exercise of stock options. Mr. Parcell is exercising options to purchase 7,913 shares and is selling such shares in this offering.
(114)	The amount listed includes (a) 22,766 shares owned of record by The Pettey Family Trust, of which 2,000 shares are being sold hereunder; and (b) 20,902 shares held by Lori J. Pettey through an individual retirement account, of which 3,099 shares are being sold hereunder. Each of the trustees of The Pettey Family Trust, Lori J. Pettey and Dennis E. Pettey, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(115)	PhilanthroPiece Foundation, Inc. is a Colorado nonprofit corporation. The following five individuals serve as the Board of Directors of PhilanthroPiece Foundation, Inc.: Elizabeth C. Cook, Joan M. Knudson, Ian Gilliland, Stella Gilliland, and Catherine Cook. Accordingly, none of the foregoing individuals is deemed a beneficial owner of the shares held by the selling stockholder.
(116)	Represents shares issuable upon exercise of stock options. Mr. Roberts is exercising options to purchase 17,207 shares and is selling such shares in this offering.
(117)	Represents (a) 74,298 shares of common stock, of which 11,017 shares are being sold hereunder, and (b) 25,482 shares issuable upon exercise of stock options. Mr. Rodriguez is exercising options to purchase 3,956 shares and is selling such shares in this offering.

(118)	Represents shares issuable upon exercise of stock options. Mr. Rojas is exercising options to purchase 3,568 shares and is selling such shares in this offering.
(119)	Each of the trustees of the Stuart and Joan Rubin Trust, Stuart Rubin and Joan S. Rubin, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(120)	Each of the trustees of the Ryan Family Trust Agreement, dated 10/14/87, Alan L. Ryan and Linda L. Ryan, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(121)	Each of the trustees of the Ryan Family Trust, dated 10/12/98, Michael K. Ryan and Cheryl L. Ryan, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(122)	Each of the trustees of the Paul A. Sager & Natalie C. Venezia Family Trust dated 01/04/97, Paul Sager and Natalie C. Venezia, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(123)	Represents (a) 41,804 shares of common stock held by the selling stockholder through an individual retirement account, of which 6,199 shares are being sold hereunder, and (b) 25,363 shares issuable upon exercise of stock options. Mr. Seei is exercising options to purchase 3,956 shares and is selling such shares in this offering.
(124)	Amount listed excludes shares held of record by Tom R. Foulds LLP, a general partnership operating in Arizona, of which David Short is a general partner. See Note (61) above.
(125)	Represents (a) 3,700 shares of common stock, and (b) 51,724 shares issuable upon exercise of stock options. Mr. Smith is exercising options to purchase 8,041 shares and is selling such shares in this offering.
(126)	The shares listed are held in the Focal Point Profit Sharing Plan and Trust for the benefit of the selling stockholders. Andrew and Linda Spingler hold the shares through a participant-directed account and have shared voting and investment power with respect to such shares.
(127)	Represents shares issuable upon exercise of stock options. Mr. Spitzer is exercising options to purchase 7,913 shares and is selling such shares in this offering.
(128)	Stender GP LLC, an Illinois limited liability company, is the general partner of Stender Family Limited Partnership, an Illinois limited partnership. Steven A. Stender is the manager of Stender GP LLC, and in such capacity, has the sole voting and investment power over the shares held by Stender Family Limited Partnership.
(129)	Represents shares issuable upon exercise of stock options. Mr. Stover is exercising options to purchase 27,531 shares and is selling such shares in this offering.
(130)	The amount listed includes (a) 2,065 shares held by Jeffrey D. and Monica L. Strong as joint tenants, of which 306 shares are being sold hereunder, (b) 4,763 shares held by Jeffrey D. Strong, individually, of which 706 shares are being sold hereunder, (c) 2,010 shares held by Jeffrey D. and Monica L. Strong as community property with right of survivorship, of which no shares are being sold hereunder, and (d) 4,020 shares held by MLS Ventures, Inc. Profit Sharing Plan and Trust, of which 596 shares are being sold hereunder. Jeffrey D. and Monica L. Strong (i) may be deemed to have beneficial ownership of the shares owned of record jointly and by the plan, and (ii) has shared voting and investment power with respect to the shares held jointly and by the plan.
(131)	Represents (a) 24,766 shares of common stock held jointly by Kenneth A. and Kim Swanson, of which no shares are being sold hereunder, and (b) 50,840 shares issuable upon exercise of stock options held by Mr. Swanson. Mr. Swanson is exercising options to purchase 7,913 shares and is selling such shares in this offering.
(132)

Three Pac Management, LLC, a Delaware limited liability company, is the general partner of Three Pac Holdings LLLP, a Nevada limited liability limited partnership, and Gregory M. Sir is the sole manager of Three Pac Management LLC. The general partner may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder and has sole voting and investment power with respect to such shares. Amounts listed for Three Pac Holdings LLLP exclude 92,890 shares held by the Malkus 2012 Trust, dated 7/25/12, for the benefit of Erin R. Sir.

(133)	The amount listed (a) includes 83,608 shares that are held by The M. & N. Tveit Trust, of which 12,397 shares are being sold hereunder, (b) includes 12,684 shares that are held by Nancy R. Tveit, through an individual retirement account, of which 1,881 shares are being sold hereunder, and (c) excludes 61,605 shares held by Patti T. Milligan, the daughter of Myron C. Tveit and Nancy R. Tveit. Each of the trustees of the The M. & N. Tveit Trust, Myron C. Tveit and Nancy R. Tveit, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(134)	Urgitus Management, LLC, a Colorado limited liability company, is the general partner of the Urgitus Family Limited Partnership, a Colorado limited partnership. Each of Ronald J. Urgitus and Jodi L. Urgitus, as managers of Urgitus Management, LLC, may be deemed to have beneficial ownership of the shares owned of record by Urgitus Family Limited Partnership, and has shared voting and investment power with respect to such shares.
(135)	Represents shares issuable upon exercise of stock options. Ms. Welsh is exercising options to purchase 9,375 shares and is selling such shares in this offering.
(136)	The sole trustee of the Russell O. Westphal GST Trust, Russell O. Westphal, has beneficial ownership of the shares owned of record by the selling stockholder.
(137)	The amount listed includes (a) 100 shares of common stock, and (b) 8,375 shares issuable upon exercise of stock options. Mr. Whitely is exercising options to purchase 4,485 shares and is selling such shares in this offering.
(138)	Represents (a) 700 shares of common stock, and (b) 25,484 shares issuable upon exercise of stock options. Mr. Wilcox is exercising options to purchase 3,956 shares and is selling such shares in this offering.
(139)	Each of the trustees of the Dana and Karen Wilson Trust, Dana F. Wilson and Karen Lee Wilson, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.
(140)	Each of the trustees of the Wing Family Trust, Scott T. Wing and Susan J. Wing, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares. Excludes shares held by PGI. See Note (14) above.
(141)	Each of the trustees of the Ziment Family Trust, Howard S. Ziment and Judith L. Ziment, may be deemed to have beneficial ownership of the shares owned of record by the selling stockholder, and has shared voting and investment power with respect to such shares.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law. The descriptions of the common stock and preferred stock reflect changes to our capital structure that became effective upon the corporate conversion.

Common Stock

As of March 17, 2014, there were 147,751,776 shares of our common stock outstanding, held by 530 stockholders of record, and no shares of our preferred stock outstanding.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our board of directors may designate and issue in the future.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options and Restricted Stock Units

As of March 17, 2014, we had outstanding stock options to purchase an aggregate of 10,950,413 shares of our common stock, at a weighted average exercise price of $4.62 per share, outstanding under our 2011 Option Plan and our 2013 Incentive Plan and 108,980 shares of common stock issuable upon vesting of restricted stock units outstanding under our 2013 Incentive Plan.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

We are governed by the Delaware General Corporation Law (referred to as the “DGCL”). Our certificate of incorporation and our bylaws contain certain provisions that could have the effect of delaying, deterring, or preventing another party from acquiring control of our company. These provisions, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire our company.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

In addition, our certificate of incorporation provides that special meetings of the stockholders may be called only by the chairperson of our board or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on the classified board, see “Corporate Governance—Board Structure” in our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 17, 2014 and incorporated by reference herein (referred to as our “Proxy Statement”). In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

No Cumulative Voting

Our certificate of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of the stockholder’s shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover or otherwise.

Amendment of Charter Provisions

The amendment of the above provisions of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Limitations of Liability and Indemnification

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our team members and other agents, to the fullest extent permitted by the DGCL, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements will provide for the indemnification of such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines, and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SFM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to our IPO in August 2013, there had been no public market for our capital stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares are available for sale following our IPO due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

As of March 17, 2014, after giving effect to the issuance of shares to certain selling stockholders upon exercise of stock options in connection with the consummation of this offering, there would have been 149,180,814 shares of common stock outstanding and options to acquire 9,521,375 shares of common stock under the 2011 Option Plan and the 2013 Incentive Plan. Of these outstanding shares, all of the 21,275,000 shares sold in our IPO and all of the 19,550,000 shares sold in the December Secondary Offering are, and all of the shares being sold this offering will be, freely tradable, except that any shares held by our affiliates (as that term is defined in Rule 144 under the Securities Act) may only be sold in compliance with the limitations described below.

The remaining shares of our common stock outstanding after this offering are restricted securities, as such term is defined in Rule 144 under the Securities Act. In addition, certain of such shares are subject to restrictions under the Stockholders Agreement, and, if applicable, restrictions under new lock-up agreements with the underwriters of this offering, as described below, in each case subject to certain exceptions. Beginning 60 days after the completion of this offering, an additional 2,392,255 shares of our common stock that were permitted to be sold in this offering but were not so offered will be released from the transfer restrictions under the Stockholders Agreement. In addition, on June 30, 2014, a number of shares held by each stockholder party to the Stockholders Agreement equal to (x) 33% of the shares held thereby as of the date such stockholder became a party to the Stockholders Agreement minus (y) any shares previously released from the transfer restrictions thereunder, will be released from the transfer restrictions under the Stockholders Agreement. Following the expiration of the applicable lock-up period pursuant to any such lock-up agreements, but subject to the Stockholders Agreement, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, described in greater detail below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock outstanding at the time of such sale, which equals 1,477,518 shares as of March 17, 2014; or

•	the average weekly trading volume of our common stock on the NASDAQ Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into the Stockholders Agreement described under “Certain Relationships and Related Party Transactions—Stockholders Agreement” included in our Proxy Statement incorporated by reference into this prospectus. In addition, we, our officers and directors and the selling stockholders will enter into lock-up agreements in connection with this offering that will restrict transfers for a period of 60 days, subject to certain exceptions. This 60-day restricted period may be extended under a limited number of circumstances. See “Underwriting.” Restricted shares subject to the Stockholders Agreement and such lock-up agreements will become eligible for sale only following the expiration of the respective restrictions set forth in those agreements.

Lock-Up Agreements

We, our officers and directors and the selling stockholders have entered into lock-up agreements with the underwriters of this offering providing, subject to certain exceptions, that we and they will not, subject to certain exceptions, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 60 days after such date, except with the prior written consent of Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The 60-day lock-up period may be extended under certain circumstances where we release, or pre-announce a release of, our earnings shortly before or after the termination of the 60-day period, or we announce material news or a material event shortly before the termination of the 60-day period, unless Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated waive, in writing, such extension.

Transfer Restrictions under the Stockholders Agreement

We entered into the Stockholders Agreement with the stockholders of all of our outstanding shares of common stock prior to the pricing of our IPO. The Stockholders Agreement limits transfers of shares of our common stock by stockholders party thereto other than the Apollo Funds, prior to October 31, 2014 (subject to a potential extension of up to 90 days), subject to certain exceptions. In particular, shares eligible to be included in our registered offerings (including this offering) that are effected pursuant to the exercise by the Apollo Funds of a demand registration right under the Stockholders Agreement but that are not included in such offerings will be released from this limitation after a specified period following the relevant offering (which will be 60 days in the case of this offering, and could be up to 90 days for any subsequent offering). In addition, to the extent not already sold or released from transfer restrictions under the Stockholders Agreement, 33% of the shares held by each stockholder party thereto as of the date such stockholder became such a party will be released on June 30, 2014. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” included in our Proxy Statement incorporated by reference into this prospectus.

Registration Rights under the Stockholders Agreement

The Stockholders Agreement provides the Apollo Funds with certain demand registration rights and provides the other stockholders party thereto with piggyback and tag-along rights in connection therewith. We are registering the shares offered by the selling stockholders hereby pursuant to the exercise by the Apollo Funds of a demand registration right under the Stockholders Agreement. See

“Certain Relationships and Related Party Transactions—Stockholders Agreement” included in our Proxy Statement incorporated by reference into this prospectus.

Incentive Plans

On August 30, 2013, we filed a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our Incentive Plans. The Form S-8 registration statement became effective immediately upon filing, and shares covered by that registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above, and Rule 144 limitations applicable to affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of our common stock applicable to non-U.S. holders (as defined below) who purchase our common stock pursuant to this offering. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

It is assumed in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, controlled foreign corporations, passive foreign investment companies, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders subject to the alternative minimum tax, certain former citizens or former long-term residents of the United States, holders deemed to sell our common stock under the constructive sale provisions of the Code and holders who hold our common stock as part of a straddle, hedge, synthetic security or conversion transaction), nor does it address any aspects of the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010. In addition, except to the extent provided below, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes. Accordingly, prospective investors are encouraged to consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, holding and disposing of our common stock.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. HOLDERS OF OUR COMMON STOCK ARE ENCOURAGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Information Reporting and Backup Withholding

As discussed above under “Dividend Policy,” we currently have no plans to pay regular dividends on our common stock. In the event that we do pay dividends, generally we or certain financial middlemen must report annually to the Internal Revenue Service (referred to as the “IRS”) and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends paid to a non-U.S. holder of our common stock generally will be exempt from backup withholding if the non-U.S. holder provides to us or our paying agent a properly executed IRS Form

W-8BEN or W-8ECI (as applicable) or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The certification procedures described in the above paragraph will satisfy these certification requirements as well. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except that information reporting (but generally not backup withholding) may apply to payments if the broker is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person, 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, and any excess refunded, provided that the required information is furnished to the IRS in a timely manner.

Legislation Relating to Foreign Accounts

Under the Foreign Account Tax Compliance Act (referred to as “FATCA”), a 30% withholding tax will generally apply to dividends on, or gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution unless the foreign financial institution (i) enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (ii) is resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial entity complies with related information reporting requirements of such country. A foreign financial institution generally is a foreign entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the benefit of one or more other persons, or (iii) is an investment entity that, in general, primarily conducts as a business on behalf of customers trading in certain financial instruments, individual or collective portfolio management or otherwise investing, administering, or managing funds, money or certain financial assets on behalf of other persons. In addition, FATCA generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In either case, such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. The withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014, and payments of gross proceeds made on or after January 1, 2017.

Investors should consult their tax advisors regarding the possible impact of the FATCA rules on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Dividends

As discussed above under “Dividend Policy,” we currently have no plans to make distributions of cash or other property on our common stock. In the event that we do make distributions of cash or other property on our common stock, generally such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first reduce a non-U.S. holder’s adjusted basis in our common stock, but not below zero. Any excess will be treated as capital gain from the sale of our common stock in the manner described under “—Gain on Sale or Other Disposition of Our Common Stock” below.

In general, dividends, if any, paid by us to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, and, if required by an applicable income tax treaty, attributable to such a permanent establishment of the non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder provides the applicable withholding agent with certain forms, including IRS Form W-8ECI (or any successor form), and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation and receives effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate), subject to certain adjustments.

Under applicable U.S. Treasury regulations, a non-U.S. holder is required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty (including providing the applicable withholding agent with an IRS Form W-8BEN, or other appropriate form, certifying such non-U.S. holder’s entitlement to benefits under a treaty). Non-U.S. holders that do not timely provide the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Gain on Sale or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation) and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•

we are or have been a U.S. real property holding corporation (referred to as a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain recognized by an individual described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our interests in real property located within the United States relative to the fair market value of our interests in real property located outside the United States and our other business assets, however, there can be no assurance that we will not become a USRPHC in the future. Even if we were or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code). We expect our common stock to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Apollo Global Securities, LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC
Guggenheim Securities, LLC
WR Securities, LLC

Total	15,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,250,000 shares from certain of the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,250,000 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our officers and directors and the selling stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 60 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing team member benefit plans.

The 60-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 60-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 60-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SFM.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market, or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We and the selling stockholders estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $900,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. of up to $                    .

The selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

Affiliates of Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. act as joint lead arrangers and joint bookrunners under our Credit Facility, and an affiliate of Apollo Global Securities, LLC, acted as an arranger. An affiliate of Credit Suisse Securities (USA) LLC serves as administrative and collateral agent thereunder, an affiliate of Goldman, Sachs & Co. serves as syndication agent thereunder and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as co- documentation agent thereunder. Certain of the underwriters and their affiliates are also parties to and lenders under our Credit Facility. We paid arrangement fees to affiliates of Goldman, Sachs & Co., and Credit Suisse Securities (USA) LLC, as the joint lead arrangers and joint bookrunners, and to an affiliate of Apollo Global Securities, LLC, as an arranger.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each referred to as a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (referred to as the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (referred to as the “FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (referred to as the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (referred to as the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (referred to as “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (referred to as “FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (referred to as “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (referred to as “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Conflicts of Interest

Apollo Global Securities, LLC, an underwriter of this offering, is an affiliate of Apollo, our controlling stockholder. Since Apollo beneficially owns more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under FINRA Rule 5121(f)(5)(B). In addition, a “conflict of interest” is also deemed to exist under Rule 5121(f)(5)(C) because affiliates of Apollo Global Securities, LLC will receive more than 5% of the net proceeds of this offering. However, an exception from the requirement to use a qualified independent underwriter is available because our common stock has a “bona fide public market”, as defined in Rule 5121(f)(3). In accordance with Rule 5121, Apollo Global Securities, LLC will not sell our common stock to a discretionary account without receiving written approval from the account holder.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP. The underwriters are being represented by Davis Polk & Wardwell LLP in connection with the offering. Certain of the selling stockholders are being represented by Weiss Brown PLLC in connection with the offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 29, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.sprouts.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC.

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, as filed with the SEC on February 27, 2014;

•	our Current Report on Form 8-K, as filed with the SEC on March 12, 2014 (other than those portions of such report not deemed to be “filed” with the SEC);

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 17, 2014 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC); and

•

the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on July 29, 2013, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Sprouts Farmers Market, Inc., 11811 North Tatum Boulevard, Suite 2400, Phoenix, Arizona 85028, (480) 814-8016, email address: InvestorRelations@sprouts.com. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.sprouts.com. Other than the documents specifically set forth above, the information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

15,000,000 Shares

Sprouts Farmers Market, Inc.

Common Stock

Goldman, Sachs & Co.

Credit Suisse

BofA Merrill Lynch

Apollo Global Securities

Barclays

Deutsche Bank Securities

UBS Investment Bank

Guggenheim Securities

Wolfe Research Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$83,451
FINRA filing fee	97,687
Legal fees and expenses	400,000
Accounting fees and expenses	85,000
Printing and engraving expenses	125,000
Transfer agent and registrar fees and expenses	75,000
Blue sky fees and expenses	10,000
Miscellaneous fees and expenses	23,862

Total	$900,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (referred to as the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (referred to as the “Securities Act”).

Our certificate of incorporation provides for indemnification of our directors, officers, team members, and other agents to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors, officers, team members, and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement filed as Exhibit 1.1 hereto, to indemnify us, our officers, and directors against liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since January 2, 2011 and does not give effect to the conversion of each unit of Sprouts Farmers Markets, LLC into 11 shares of common stock of Sprouts Farmers Market, Inc. upon the effectiveness of the corporate conversion:

In 2002, Sprouts Farmers Market, LLC, an Arizona limited liability company (“Sprouts Arizona”), opened the first Sprouts Farmers Market store in Chandler, Arizona. On April 18, 2011, Sprouts Arizona acquired all of the membership interests in Henry’s Holdings LLC, a Delaware limited liability company (“Henry’s”) whose ultimate controlling shareholder was an entity affiliated with Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), for cash (such transaction, the “Henry’s Transaction”). In connection with the Henry’s Transaction, Sprouts Arizona contributed substantially all of its assets and liabilities to SFM, LLC, a subsidiary of the newly formed holding company, Sprouts Farmers Markets, LLC, a Delaware limited liability company (“Sprouts”). Contemporaneously therewith, Sprouts issued 10,000,000 Class A units (“Class A Units”), consisting of 5,850,000 Class A Units issued to certain other investment funds affiliated with, and co-investment vehicles managed by, Apollo Management VI, L.P. (the “Apollo Funds”) and 4,150,000 Class A Units issued to a newly created trust whose beneficiaries consisted of the former unitholders of Sprouts Arizona (all Units stated on a post-split basis). The Apollo Funds are affiliates of Apollo. In connection with the Henry’s Transaction, Sprouts amended and restated its limited liability company agreement to, among other things, effect a 100-for-1 split of its outstanding units.

On May 29, 2012, an indirect wholly-owned subsidiary of Sprouts merged with and into Sunflower Farmers Markets, Inc. (“Sunflower”) and thereby Sprouts indirectly acquired all of the stock of Sunflower in exchange for cash and 1,354,373 Class A Units, which were issued to Sunflower’s former stockholders (the “Sunflower Transaction”). Upon consummation of the Sunflower Transaction, a subsidiary of Sprouts issued $35,000,000 aggregate principal amount of Senior Subordinated Promissory Notes due 2019 to certain Sprouts team members, certain former Sprouts Arizona stockholders and other affiliates of Sprouts and the Apollo Funds. In addition, as partial financing for the Sunflower Transaction, on May 21, 2012, Sprouts issued 75,574 Class A Units to AP Sprouts Coinvest, LLC, an Apollo Fund, in exchange for $5,000,000 in cash.

On May 2, 2011, Sprouts issued options to purchase 15,000 Class B units (“Class B Units”) at an exercise price of $36.58 to a now-former team member (“Team Member One”). On October 31, 2012, Team Member One acquired 2,235 Class B Units upon cashless exercise of options to purchase 5,000 Class B Units pursuant to such option grant. On November 6, 2012, Sprouts repurchased such Class B Units from Team Member One for approximately $150,000 in cash.

On September 25, 2011, Sprouts issued options to purchase 55,000 Class B Units at an exercise price of $36.58 to its Chief Financial Officer. On October 2, 2012, Sprouts’ Chief Financial Officer exercised options to purchase 15,000 Class B Units pursuant to such option grant.

On July 23, 2012, Sprouts issued options to purchase 3,000 Class B Units at an exercise price of $66.16 to a now-former team member (“Team Member Two”). On March 25, 2013, Team Member Two exercised options to purchase 1,125 Class B Units pursuant to such option grant. On April 8, 2013, Sprouts repurchased such Class B Units from Team Member Two for approximately $115,000 in cash.

On July 29, 2013, Sprouts Farmers Markets, LLC, a Delaware limited liability company, converted into Sprouts Farmers Market, Inc., a Delaware corporation (the “corporate conversion”). As a result, 11,450,611 units and options to purchase 1,057,107 units of Sprouts Farmers Markets, LLC were converted into 125,956,729 shares and options to purchase 11,628,177 shares of common stock of

Sprouts Farmers Market, Inc. The corporate conversion was effected in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Sprouts Farmers Markets, LLC and did not constitute a sale for purposes of the Securities Act.

Unless otherwise stated and except for the corporate conversion, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement

2.1	Plan of Conversion of Sprouts Farmers Markets, LLC (1)

3.1	Certificate of Incorporation of Sprouts Farmers Market, Inc. (1)

3.2	Bylaws of Sprouts Farmers Market, Inc. (1)

5.1*	Opinion of Morgan, Lewis & Bockius LLP

10.1	Sprouts Farmers Markets, LLC 2011 Option Plan (2)

10.2	Form of Stock Option Agreement under Sprouts Farmers Markets, LLC 2011 Option Plan (2)

10.3	Sprouts Farmers Market, Inc. 2013 Incentive Plan (3)

10.4	Employment Agreement, dated April 18, 2011, by and between Sprouts Farmers Markets, LLC and Doug Sanders (2)

10.4.1	Amendment No. 1, dated August 23, 2012, to the Employment Agreement, dated April 18, 2011, by and between Sprouts Farmers Markets, LLC and Doug Sanders (2)

10.5	Employment Agreement, dated July 15, 2011, by and between Sprouts Farmers Markets, LLC and Amin N. Maredia (2)

10.5.1	Amendment No. 1, dated April 18, 2013, to the Employment Agreement, dated July 25, 2011 by and between Sprouts Farmers Markets, LLC and Amin N. Maredia (3)

10.6	Employment Agreement, dated April 18, 2011, by and between Sprouts Farmers Markets, LLC and Jim Nielsen (2)

10.6.1	Amendment No. 1, dated March 12, 2014, to the Employment Agreement, dated April 18, 2011 by and between Sprouts Farmers Markets, LLC and James Nielsen (4)

10.7	Employment Agreement, dated January 23, 2012, by and between Sprouts Farmers Markets, LLC and Brandon Lombardi (2)

10.7.1	Amendment No. 1, dated November 15, 2012, to the Employment Agreement, dated January 23, 2012, by and between Sprouts Farmers Markets, LLC and Brandon Lombardi (2)

10.8	Merger Agreement, dated as of March 9, 2012, by and among Sprouts Farmers Markets, LLC, Sprouts Farmers Markets Holdings, LLC, Centennial Interim Merger Sub, Inc., Centennial Post-Closing Merger Sub, LLC, Sunflower Farmers Markets, Inc. and KMCP Grocery Investors, LLC, as Representative (2)

10.8.1	First Amendment to Merger Agreement, dated as of May 8, 2012, by and among Sprouts Farmers Markets, LLC, Sprouts Farmers Markets Holdings, LLC, Centennial Interim Merger Sub, Inc., Centennial Post-Closing Merger Sub, LLC, Sunflower Farmers Markets, Inc. and KMCP Grocery Investors, LLC, as Representative (2)

10.9	Credit Agreement, dated as of April 23, 2013, among Sprouts Farmers Markets, LLC, Sprouts Farmers Markets Holdings, LLC, the several lenders from time to time parties thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, Goldman Sachs Bank USA, as Syndication Agent et al. (2)

10.10	Guarantee and Collateral Agreement, dated as of April 23, 2013, among Sprouts Farmers Markets, LLC, Sprouts Farmers Markets Holdings, LLC, the subsidiaries party thereto and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent (2)

Exhibit Number	Description

10.11†	Nature’s Best Distribution Agreement dated as of April 14, 2010 (5)

10.11.1†	First Amendment, dated as of May 31, 2011, to Nature’s Best Distribution Agreement (5)

10.11.2†	Second Amendment, dated as of February 17, 2012, to Nature’s Best Distribution Agreement (5)

10.11.3†	Third Amendment, dated as of July 6, 2012, to Nature’s Best Distribution Agreement (5)

10.12	Stockholders Agreement dated as of July 29, 2013 (1)

10.13	Form of Indemnification Agreement by and between Sprouts Farmers Market, Inc. and its directors and officers (2)

10.14	Form of Stock Option Agreement under Sprouts Farmers Market, Inc. 2013 Incentive Plan (6)

21.1	List of subsidiaries (7)

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm

23.3	Consent of Buxton Company (7)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

101.INS**	XBRL Instance Document (7)

101.SCH**	XBRL Taxonomy Extension Schema Document (7)

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document (7)

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document (7)

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document (7)

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document (7)

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment submitted separately to the SEC pursuant to Rule 406 under the Securities Act.
*	Previously filed.
**	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.
(1)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-188493) filed with the SEC on July 29, 2013, and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-188493) filed with the SEC on May 9, 2013, and incorporated herein by reference.
(3)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-188493) filed with the SEC on July 22, 2013, and incorporated herein by reference.
(4)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2014, and incorporated herein by reference.
(5)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-188493) filed with the SEC on June 17, 2013, and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-192165) filed with the SEC on November 7, 2013, and incorporated herein by reference.
(7)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 27, 2014, and incorporated herein by reference.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes incorporated herein by reference.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on March 25, 2014.

SPROUTS FARMERS MARKET, INC.

By:	/s/ J. Douglas Sanders
J. Douglas Sanders
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Douglas Sanders J. Douglas Sanders	President and Chief Executive Officer (Principal Executive Officer)	March 25, 2014

/s/ Amin N. Maredia Amin N. Maredia	Chief Financial Officer (Principal Financial Officer)	March 25, 2014

/s/ Donna Berlinski Donna Berlinski	Vice President and Controller (Principal Accounting Officer)	March 25, 2014

* Andrew S. Jhawar	Chairman of the Board	March 25, 2014

* Shon Boney	Director	March 25, 2014

* Joseph Fortunato	Director	March 25, 2014

* George G. Golleher	Director	March 25, 2014

Signature	Title	Date

* Terri Funk Graham	Director	March 25, 2014

* Lawrence P. Molloy	Director	March 25, 2014

* Steven H. Townsend	Director	March 25, 2014

*By:	/s/ J. Douglas Sanders
J. Douglas Sanders
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement

2.1	Plan of Conversion of Sprouts Farmers Markets, LLC (1)

3.1	Certificate of Incorporation of Sprouts Farmers Market, Inc. (1)

3.2	Bylaws of Sprouts Farmers Market, Inc. (1)

5.1*	Opinion of Morgan, Lewis & Bockius LLP

10.1	Sprouts Farmers Markets, LLC 2011 Option Plan (2)

10.2	Form of Stock Option Agreement under Sprouts Farmers Markets, LLC 2011 Option Plan (2)

10.3	Sprouts Farmers Market, Inc. 2013 Incentive Plan (3)

10.4	Employment Agreement, dated April 18, 2011, by and between Sprouts Farmers Markets, LLC and Doug Sanders (2)

10.4.1	Amendment No. 1, dated August 23, 2012, to the Employment Agreement, dated April 18, 2011, by and between Sprouts Farmers Markets, LLC and Doug Sanders (2)

10.5	Employment Agreement, dated July 15, 2011, by and between Sprouts Farmers Markets, LLC and Amin N. Maredia (2)

10.5.1	Amendment No. 1, dated April 18, 2013, to the Employment Agreement, dated July 25, 2011 by and between Sprouts Farmers Markets, LLC and Amin N. Maredia (3)

10.6	Employment Agreement, dated April 18, 2011, by and between Sprouts Farmers Markets, LLC and Jim Nielsen (2)

10.6.1	Amendment No. 1, dated March 12, 2014, to the Employment Agreement, dated April 18, 2011 by and between Sprouts Farmers Markets, LLC and James Nielsen (4)

10.7	Employment Agreement, dated January 23, 2012, by and between Sprouts Farmers Markets, LLC and Brandon Lombardi (2)

10.7.1	Amendment No. 1, dated November 15, 2012, to the Employment Agreement, dated January 23, 2012, by and between Sprouts Farmers Markets, LLC and Brandon Lombardi (2)

10.8	Merger Agreement, dated as of March 9, 2012, by and among Sprouts Farmers Markets, LLC, Sprouts Farmers Markets Holdings, LLC, Centennial Interim Merger Sub, Inc., Centennial Post-Closing Merger Sub, LLC, Sunflower Farmers Markets, Inc. and KMCP Grocery Investors, LLC, as Representative (2)

10.8.1	First Amendment to Merger Agreement, dated as of May 8, 2012, by and among Sprouts Farmers Markets, LLC, Sprouts Farmers Markets Holdings, LLC, Centennial Interim Merger Sub, Inc., Centennial Post-Closing Merger Sub, LLC, Sunflower Farmers Markets, Inc. and KMCP Grocery Investors, LLC, as Representative (2)

10.9	Credit Agreement, dated as of April 23, 2013, among Sprouts Farmers Markets, LLC, Sprouts Farmers Markets Holdings, LLC, the several lenders from time to time parties thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, Goldman Sachs Bank USA, as Syndication Agent et al. (2)

10.10	Guarantee and Collateral Agreement, dated as of April 23, 2013, among Sprouts Farmers Markets, LLC, Sprouts Farmers Markets Holdings, LLC, the subsidiaries party thereto and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent (2)

10.11†	Nature’s Best Distribution Agreement dated as of April 14, 2010 (5)

10.11.1†	First Amendment, dated as of May 31, 2011, to Nature’s Best Distribution Agreement (5)

Exhibit Number	Description

10.11.2†	Second Amendment, dated as of February 17, 2012, to Nature’s Best Distribution Agreement (5)

10.11.3†	Third Amendment, dated as of July 6, 2012, to Nature’s Best Distribution Agreement (5)

10.12	Stockholders Agreement dated as of July 29, 2013 (1)

10.13	Form of Indemnification Agreement by and between Sprouts Farmers Market, Inc. and its directors and officers (2)

10.14	Form of Stock Option Agreement under Sprouts Farmers Market, Inc. 2013 Incentive Plan (6)

21.1	List of subsidiaries (7)

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm

23.3	Consent of Buxton Company (7)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

101.INS**	XBRL Instance Document (7)

101.SCH**	XBRL Taxonomy Extension Schema Document (7)

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document (7)

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document (7)

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document (7)

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document (7)

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment submitted separately to the SEC pursuant to Rule 406 under the Securities Act.
*	Previously filed.
**	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.
(1)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-188493) filed with the SEC on July 29, 2013, and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-188493) filed with the SEC on May 9, 2013, and incorporated herein by reference.
(3)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-188493) filed with the SEC on July 22, 2013, and incorporated herein by reference.
(4)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2014, and incorporated herein by reference.
(5)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-188493) filed with the SEC on June 17, 2013, and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-192165) filed with the SEC on November 7, 2013, and incorporated herein by reference.
(7)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 27, 2014, and incorporated herein by reference.